Exhibit 99.1

IN THE UNITED STATES BANKRUPTCY DISTRICT COURT
FOR THE NORTHERN DISTRICT OF ILLINOIS
EASTERN DIVISION

In re:	)	Chapter 11
)
UAL CORPORATION, et al.,	)	Case No. 02-B-48191
	)	(Jointly Administered)
Debtors.	)
)
	)	Honorable Eugene R. Wedoff

MEMORANDUM IN SUPPORT OF DEBTORS’
MOTION TO MODIFY THEIR RETIREE MEDICAL
BENEFITS PURSUANT TO SECTION 1114(G)

James H.M. Sprayregen, P.C.
Alexander Dimitrief, P.C.
Andrew A. Kassof
R. Christopher Heck

KIRKLAND & ELLIS LLP
200 East Randolph Drive
Chicago, Illinois 60601
Telephone:	(312) 861-2000
Facsimile:	(312) 861-2200
Counsel for the Debtors
and Debtors-in-Possession

Dated:  May 21, 2004

TABLE OF CONTENTS

TABLE OF AUTHORITIES				v

TABLE OF EXHIBITS				vii

I.	INTRODUCTION AND OVERVIEW.			1

II.	UNITED’S RETIREE MEDICAL EXPENSES ARE ALREADY THE HIGHEST IN THE INDUSTRY AND, WITHOUT THE PROPOSED MODIFICATIONS, WILL BECOME EVEN MORE PROHIBITIVELY EXPENSIVE.			4

	A.	Overview of United’s Retirees.		4

	B.	United’s Retiree Medical Benefits Are Prohibitively Expensive by Any Measure.		5

III.	UNITED IS NOT ALONE IN TRYING TO REIN IN THE COST OF RETIREE MEDICAL BENEFITS.			10

	A.	Employers’ Costs for Retiree Medical Benefits Are Increasing Rapidly.		10

	B.	Many Companies Are Terminating Retiree Medical Benefits Altogether.		11

	C.	Other Employers Are Requiring Retirees to Absorb More of the Costs.		13

	D.	Financially Distressed Companies Routinely Take Drastic Actions Designed to Put an End to Escalating Retiree Benefit Costs.		14

IV.	UNITED PROPOSES A QUINTESSENTIAL EQUITY – LINING UP THE MEDICAL BENEFITS OF CURRENT RETIREES WITH THOSE TO BE PROVIDED TO FUTURE RETIREES.			15

	A.	United’s Proposal to Modify Retiree Medical Benefits.		16

		1.	Key Plan Design Features.	16

		2.	Premium Contributions.	20

	B.	United’s Agreement with AMFA.		22

	C.	United’s Proposal Will Save an Average of $57 Million in Annual Cash Savings and $145 Million in Annual Expense Savings.		23

	D.	United’s Proposal Will Leave the Company’s Retirees with Continuing Medical Benefits That Are Superior to Industry Norms.		24

i

V.	UNITED HAS SATISFIED THE REQUIREMENTS OF SECTION 1114.				27

	A.	United Has Made Reasonable Proposals to Its Authorized Representatives Based on the Most Complete and Reliable Information Available (Requirements 1 and 2).			30

	B.	The Proposed Modifications Are Necessary for United’s Reorganization and Long-Term Success (Requirement 3).			31

		1.	United Must Come to Grips with the Industry-Leading Costs of Current Retiree Health Benefits as Part of the Company’s Efforts to Secure ATSB Loan Guarantees and Exit Financing.		32

			a.	The ATSB Found United’s Pre-Petition Business Plan To Be “Fundamentally Flawed.”	33

			b.	United’s DIP Financing Came with Tight Strings Attached.	34

			c.	Securing Exit Financing in the Current Economic Environment Remains Extremely Challenging.	34

			d.	United’s Exit Financiers Expressly Conditioned Their Commitments on ATSB Loan Guarantees and Financial Covenants.	34

		2.	Satisfying the Capital Market Imperatives.		35

			a.	Achieving a Competitive Cost Structure.	35

			b.	Generating Cash Flow to Satisfy Coverage Ratios.	36

			c.	Surviving Under Downside Assumptions.	38

			d.	Section 1114 Savings Are One of Many Building Blocks That United Needs for a Successful Restructuring.	39

		3.	The Business Plan Submitted to the ATSB in December 2003 Already Included Savings from Modifying Retiree Health Benefits, and Shortfalls Since Then Only Heighten the Company’s Imminent Need for Section 1114 Relief.		40

			a.	The Unforeseeably Steep Increase in the Price of Jet Fuel.	41

			b.	United Posted a Loss in the First Quarter of 2004, and Gershwin 4.1 Signals That More Losses Are on the Way.	43

		4.	Section 1114 Relief Has Proven Unavoidably Necessary as One of the Final Steps Toward United’s Successful Reorganization.		44

	D.	United Has Provided All of the Information Necessary to Evaluate the Company’s Proposals (Requirement 5).		67

	E.	United Has Negotiated Vigorously with Each and Every Authorized Representative Who Came to the Table in Good Faith and Stands Ready to Continue Meetings at Any Reasonable Time (Requirements 6 and 7).		69

		1.	Two Months of “Information Requests.”	70

		2.	The “Negotiations” Begin.	74

		3.	The Coalition’s Second Proposal.	75

		4.	United Makes Several Last Attempts to Reach a Consensual Agreement.	76

	F.	The Authorized Representatives Have No Good Cause for Refusing to Accept United’s Proposal (Requirement 8).		78

		1.	The IFPTE Is Estopped From Rejecting United’s Proposal.	78

		2.	The Remaining Representatives Also Lack Good Cause.	79

	G.	The Balance of the Equities Favors United’s Proposal (Requirement 9).		80

		1.	Leaving Retiree Medical Benefits Unmodified Would Endanger United’s Exit Financing and Long-Term Prospects.	81

		2.	United’s Proposal Would Provide Retirees with Benefits That Are Still Above Industry Norms.	82

		3.	The Risk of Retiree Claims is Far Preferable to the Risk of Not Imposing Modifications.	82

		4.	Creditors’ Claims Could Be Significantly Impaired if Retiree Medical Benefits Are Not Modified.	83

		5.	United Has Acted in Good Faith at All Times, But the Same Cannot Be Said for All of the Authorized Representatives.	84

VI.	CONCLUSION.			86

TABLE OF AUTHORITIES

Cases

In re Allied Delivery Sys. Co.,
49 B.R. 700 (Bankr N.D. Ohio 1985)	64,67,69

In re Almac’s Inc.,	36
159 B.R. 665 (Bankr. D.R.I. 1993)

In re American Provision Co., 44 B.R. 907 (Bankr. D. Minn. 1984)	28

In re Amherst Sparkle Market, Inc., 75 B.R. 847 (Bankr. N.D. Ohio 1987)	28,36

In re Big Sky Transp. Co.,
104 B.R. 333 (Bankr. D. Mont. 1989)	69,80

In re Blue Diamond Coal Co.,
147 B.R. 720 (Bankr. E.D. Tenn. 1992),
aff’d, 160 B.R. 574 (E.D. Tenn. 1993)	82,83

In re Bowen Enters., Inc.,
196 B.R. 734 (Bankr. W.D. Pa. 1996)	64

In re Century Brass Prods., Inc., 55 B.R. 712 (D. Conn. 1985)	77

In re Continental Airlines Corp.,
901 F.2d 1259 (5th Cir. 1990)	83

In re Family Snacks, Inc.,
257 B.R. 884 (B.A.P. 8th Cir. 2001)	27

In re Family Snacks, Inc., 257 B.R. 884 (B.A.P. 8th Cir. 2001)	28

In re Garofalo’s Finer Foods, Inc., 117 B.R. 363 (Bankr. N.D. Ill. 1990)	28,65,77,82

In re GCI, Inc., 131 B.R. 685 (Bankr. N.D. Ind. 1991)	31,79

In re Horsehead Indus., Inc.,
300 B.R. 573 (Bankr. S.D.N.Y. 2003)	27,79

In re Ionosphere Clubs, Inc.,
134 B.R. 515 (Bankr. S.D.N.Y. 1991)	28

In re Kentucky Truck Sales, Inc.,
52 B.R. 797 (Bankr. W.D. Ky. 1985)	78,81

In re Martin, 698 F.2d 883 (7th Cir. 1983)	29

v

In re Mile Hi Metal Sys., Inc., 899 F.2d 887 (10th Cir. 1990)	28,31

In re Royal Composing Room, Inc., 62 B. R. 403 (Bankr. S.D.N.Y. 1986)	77

In re Salt Creek Freightways,
47 B.R. 835 (Bankr. D. Wyo. 1985)	78

In re Sierra Steel Corp., 88 B.R. 337 (D. Colo. 1988)	79

In re Sun Glo Coal Co., Inc., 144 B.R. 58 (Bankr. E.D. Ky. 1992)	31

In re Texas Sheet Metals, Inc., 90 B.R. 260 (Bankr. S.D. Tex. 1988)	29,63,81

In re Valley Steel Prods. Co., 142 B.R. 337 (Bankr. E.D. Mo. 1992)	31

In re Walway Co., 69 B.R. 967 (Bankr. E.D. Mich. 1987)	31,79

International Union, UAW v. Gatke Corp., 151 B.R. 211 (N.D. Ind. 1991)	31

NLRB v. Bildisco & Bildisco,
465 U.S. 513 (1984)	81,83

Truck Drivers Local 807, Int’l Bhd. of Teamsters v. Carey Transp., Inc., 816 F.2d 82 (2d Cir. 1987)	31,32,36,63, 64,78,79,81,82

Statutes

11 U.S.C. § 1114	31

11 U.S.C. § 364(c)	34

TABLE OF EXHIBITS

I.                                         INTRODUCTION AND OVERVIEW.

Thanks to the substantial sacrifices made by nearly all of United’s stakeholders, the Company has made great strides towards restructuring its enterprise since December 2002.  But United still has a considerable ways to go to achieve durable profitability.  To leave Chapter 11 behind once and for all and prevail in an increasingly competitive marketplace, United requires contributions from all of its constituencies, including all of its retirees.  The retirees represented by the Aircraft Mechanics Fraternal Association (“AMFA”) have done their part by agreeing to pay a more equitable share of the costs for their medical benefits, and the rest of United’s retirees have no good cause for refusing to follow suit.

Out of loyalty to the Company’s retirees and recognition that many of them are living on fixed incomes, United has viewed retiree medical benefits and the Company’s pension plans as untouchable unless there was no other choice – as confirmed by the Examiner appointed to determine when United decided to seek Section 1114 relief.  But the realities of today’s airline industry have forced United’s hand.  Without reducing its ever-escalating retiree medical benefit costs and thereby becoming more cost-competitive, United fears unacceptably increasing the risk that the Air Transportation Stabilization Board (“ATSB”) will again vote not to grant the Company’s application for loan guarantees – a result that would greatly complicate United’s restructuring and almost certainly prove worse for retirees.  The ATSB originally voted not to approve United’s application in December 2002 on the grounds that United’s business plan was “fundamentally flawed” and “not financially sound.”  This wake-up call has been a driving force behind all of United’s restructuring efforts, including the motion now before this Court.

Modifying retiree medical benefits is a necessary part of United’s plan to transform its business model and thereby restore the capital markets’ confidence in the Company’s long-term success.  The Company currently has the highest retiree welfare benefit costs (i.e., medical plus life insurance benefits) in the airline industry and spends several times as much on retiree welfare benefits as compared to revenues as the average Fortune 100 company.  This disparity brings to mind what United has said from the outset of these proceedings – the Company must begin to operate less as an “airline” and more like a “real business,” to be judged by its profits and their durability.  (Section 1113 Memorandum at 2 - 3)  Because United can no longer pass on above-market costs to customers without dire competitive consequences, the Company’s present levels of retiree medical benefits will eat up United’s cash, impede the Company’s access to the capital markets and make United less profitable for years to come.  So, just as United reduced its labor costs in a manner that was fair and equitable to all active employees and employees who retire after July 1, 2003, the Company is now obligated to bring its costs of providing medical benefits to employees who retired before July 1, 2003 in line with the realities of today’s airline industry and its cut-throat competition.

In truth, United is proposing modifications that, in the grand scheme of the fundamental changes transpiring at United and elsewhere throughout the airline industry, are relatively modest.  United’s retirees will continue to receive medical benefits that, by the standards of the airline industry and of American industry as a whole, are generous and comprehensive.  And, in sharp contrast to the many distressed companies that have opted simply to terminate retiree medical benefits altogether, United is offering its present retirees the same medical benefits package already agreed to by United’s future retirees, with one exception that favors present retirees:  a sliding scale of premium discounts that will allow longer-retired participants to pay less for their coverage.  Thus, the Company’s proposal will simply put United’s pre-July 1, 2003 retirees on par with post-July 1, 2003 retirees and, in the process, yield savings necessary for United to secure ATSB loan guarantees and exit financing.  Stated differently, United’s proposal presents a textbook example of equitable modifications to retiree benefits that are necessary for a successful reorganization.

Indeed, the case for concessions is so clear-cut that the Court would be justified in questioning why this process has been so contentious.  To be sure, there were a couple of unfortunate glitches in how the Company’s decision to seek Section 1114 relief was communicated to the leadership of its unions.  But the real answer is that the leadership of the Association of Flight Attendants (“AFA”) has pulled out all the stops to try to derail this process.  Their efforts began with a hard-hitting public relations campaign designed to intimidate the Company’s senior management into foregoing Section 1114 proceedings.  Next was a divisive motion for the appointment of an Examiner whose costly report comprehensively gave the lie to the AFA’s claims that United had fraudulently enticed hundreds of flight attendants to retire prior to July 2003.  The Company moved on to the bargaining table, but the AFA did not.  To the contrary, the AFA went so far as to try to stop AMFA from negotiating as well:

After contacting all retiree groups, the [AFA] has determined that your organization is the one that has decided to start negotiations.  This is a strategic mistake that threatens to undercut the position of all the other employees, including the Flight Attendants, in trying to avoid the Company’s proposed cuts to retiree medical benefits.

(AFA letter to AMFA dated 4/22/04 (Ex. 17))

In some respects, the tactics of the AFA and other Authorized Representatives in resisting the Company’s proposal have been a throwback to the uncooperative era predating the Section 1113 agreements in these proceedings.  (Informational Brief at 12 - 19)  Alas, the Company’s wherewithal to absorb above-market retiree medical expenses has also faded to a distant memory.  For the good of all its stakeholders, this debtor is determined to mark all above-market costs to competitive levels and thereby achieve durable profitability.

*                                         *                                         *

Section II of this Memorandum describes the sharp increases in United’s retiree health benefit expenditures over the past few years that have left the Company with the highest retiree medical costs in the industry.  Section III describes the sometimes drastic steps that other companies are taking to rein in the cost of retiree medical benefits.  Section IV details United’s comparatively modest proposal to align the health benefits for current retirees with those to be provided to future retirees.  Section V establishes that United has amply satisfied the requirements of Section 1114.  Specifically, United must modify retiree health benefits as part of its overall efforts to satisfy the demands of the capital markets for a competitive cost structure, healthy cash flow and sustainable profitability.  United is turning to its retirees at this late juncture in the proceedings because the Company has already slashed costs in virtually every other aspect of its operations and, despite these efforts, must persist in reducing expenses because of continuing uncertainty in the revenue environment, dramatically increasing fuel prices and ever-heightening competition with low cost carriers (which do not pay for any medical benefits for retirees).  United has opened its books to all of the retirees’ Authorized Representatives and continues to stand ready to negotiate in good faith.

II.            UNITED’S RETIREE MEDICAL EXPENSES ARE ALREADY THE HIGHEST IN THE INDUSTRY AND, WITHOUT THE PROPOSED MODIFICATIONS, WILL BECOME EVEN MORE PROHIBITIVELY EXPENSIVE.

A.                                    Overview of United’s Retirees.

The Company currently provides medical benefits to more than 34,000 former employees who retired prior to July 1, 2003:

Exhibit 1.               UNITED RETIREES AS OF JULY 1, 2003.

Employee Group	Number of Retirees	Authorized Representative
Mechanics & Related	7,385	AMFA
Salaried & Management	5,996	SAM Committee
Pilots	5,948	Pilot Committee
Public Contact Employees	5,534	IAM
Flight Attendants	4,622	AFA
Ramp and Storekeepers	3,725	IAM
Food Service Employees	745	IAM
Engineers	193	IFPTE
Flight Dispatchers	102	PAFCA
Security Officers	62	IAM
Fleet Technical & Maintenance Instructors	52	IAM
Meteorologists	10	TWU
TOTAL	34,374

Eight “Authorized Representatives” have been acting on behalf of these retirees throughout the Section 1114 process.  All the Company’s unions except for the Air Line Pilots Association elected to represent the retirees from their employee groups, as permitted by Section 1114(c)(1).  On February 20, the Court appointed separate committees under Section 1114(d) to represent retired pilots and salaried and management (“SAM”) retirees.

B.                                    United’s Retiree Medical Benefits Are Prohibitively Expensive by Any Measure.

United provides a wide array of benefits to the Company’s retirees, as detailed in approximately 40 different Summary Plan Descriptions.  (Declaration of Virginia A. Grady (“Grady Decl.”) (Ex. 4) ¶¶ 5, 32)  These plans vary both by employee group and date of retirement.  (Id. ¶¶ 32 - 50)  Thus, for example, the benefits of a pilot who retired in 2000 not only are different from the benefits of a management employee who retired in 2000, but they also are different from those of a pilot who retired in 1985.  (Id.)  The only constant among United’s many plans is that they add up to be the costliest in the industry.  (Declaration of William J. Falk (“Falk Decl.”) (Ex. 1) ¶¶ 61 - 66)

The strain that United’s retiree health costs place on the Company’s cash position has been growing quickly, from $71 million in 1999 to $175 million in 2003, a 150% increase:

Exhibit 2.               UNITED’S CASH COSTS FOR RETIREE MEDICAL BENEFITS.

(Id. ¶ 60)  Thus, United’s cash cost for retiree welfare benefits in 2003 was approximately $133 million more than the industry average of $49 million:

Exhibit 3.               THE AIRLINE INDUSTRY’S 2003 CASH COSTS FOR RETIREE WELFARE BENEFITS.(1)

(Id. ¶ 61)  Likewise, United’s expense for retiree welfare benefits as measured under Financial Accounting Standard Number 106 (“FAS 106”) increased from $155 million in 1999 to $347 million in 2003, approximately $271 million above the industry average:

Exhibit 4.               THE AIRLINE INDUSTRY’S 2003 EXPENSES FOR RETIREE WELFARE BENEFITS.

(1) Exhibit 3, like the other Exhibits that compare United’s costs to those of other companies, includes the cash costs for all post-retirement benefits.  Health care benefit costs alone cannot be compared because public filings do not provide the necessary breakdown.  Non-health benefits costs, however, are seldom a significant portion of the total cost for post-retirement benefits.  For example, non-health care benefits were only $7 million of United’s reported total cash cost of $182 million in 2003, which explains the difference between Exhibits 2 and 3.  (Falk Decl. (Ex. 1) ¶¶ 60 - 61)

Also, for all Exhibits that compare United’s costs to those of other airline carriers, United is excluded from both the “Airline Average” (which consists of the other 10 major airlines) and the “Network Average” (which consists of U.S. Airways, Continental, Northwest, Delta, and American).  One of the top 10 carriers, Alaska Airlines, reports its retiree benefits expenses, but not its cash costs, and thus is included only in Exhibits that compare retiree benefit expenses.

(Falk Decl. (Ex. 1) ¶ 75)  To be sure, these sharp increases stem in part from a rise in the number of United’s retirees.  But the principal driver has been the escalating average cost paid by United per retiree:

Exhibit 5.               UNITED’S CASH COSTS FOR RETIREE MEDICAL BENEFITS PER RETIREE.

The cost of United’s retiree welfare benefits remains at industry highs even when adjusted for company size and regardless whether measured as: (i) a percentage of revenue; (ii) a percentage of wage and benefit costs; (iii) per full-time employee; or (iv) per Available Seat Mile:

Exhibit 6.               THE AIRLINE INDUSTRY’S 2003 CASH COSTS FOR RETIREE WELFARE BENEFITS, CENTS PER AVAILABLE SEAT MILE.

(Id. ¶ 64)

In fact, even though United has smaller revenues than every Fortune 100 company, the Company on average spent $89 million more on retiree welfare benefits than those companies in 2003.  (Id. ¶ 61)  When measuring the costs of retiree welfare benefits as a percent of revenue, United spends several times what the average Fortune 100 company spends on retiree welfare benefits, and more than every other airline:

Exhibit 7.               THE AIRLINE INDUSTRY’S 2003 CASH COSTS FOR RETIREE WELFARE BENEFITS AS A PERCENTAGE OF REVENUE.

(Falk Decl. (Ex. 1) ¶ 63)

Nothing short of retiree medical benefit modifications can correct this imbalance.  At present, United is scheduled to spend approximately $220 million on retiree medical benefits in 2004 – by far the highest amount in the industry.  (Id. ¶ 68)  In sharp contrast, the low-cost carriers, like many large American businesses, do not subsidize or pay for any portion of retiree health benefits, to the extent a few of them even offer retiree medical benefits at all.  (Id. ¶¶ 61, 63 - 65, 75)  And worse yet, United’s industry-high retiree medical costs are projected to continue climbing:

Exhibit 8.               UNITED’S PROJECTED CASH COSTS FOR RETIREE MEDICAL BENEFITS (NET OF RETIREE CONTRIBUTIONS).

(Id. ¶ 68)  Without relief under Section 1114, there is no other relief in sight.(2)

III.                                 UNITED IS NOT ALONE IN TRYING TO REIN IN THE COST OF RETIREE MEDICAL BENEFITS.

A.                                    Employers’ Costs for Retiree Medical Benefits Are Increasing Rapidly.

Although United’s problems with rapidly rising retiree health care costs are more severe than most, the Company is far from alone in trying to grapple with this issue.  Economy-wide health care costs for pre- and post-Medicare retirees are skyrocketing:

(2) An arguable exception is the recently-enacted Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (“Medicare Part D”), which offers subsidies to employers who provide Medicare-eligible retirees with prescription drug benefits that are at least as favorable as those offered by Medicare.  But Medicare Part D presents only an uncertain prospect for funding that, at best, would be too little, too late.  As an initial matter, it is highly uncertain whether this controversial program, which is currently slated to take effect on January 1, 2006, will ever be implemented and the contemplated subsidies ever paid.  Even if Medicare Part D is implemented, it provides no near-term cash relief before 2006.  United cannot pin its exit financing on potential savings that offer no cash benefits over the next year and a half, just as United is trying to establish its competitive footing outside of bankruptcy.

Exhibit 9.               CUMULATIVE INCREASE IN PER RETIREE HEALTH BENEFIT COSTS FOR EMPLOYERS WITH 500+ EMPLOYEES.

(Falk Decl. (Ex. 1) ¶ 28)  The future holds out the bleak prospect of continued double-digit increases, with 2004 costs projected to rise 15 percent for pre-Medicare retirees and 13 percent for post-Medicare retirees.  And, as startling as these increases may appear at first glance, they actually understate the magnitude of the problem in that most employers have already been trying for years to restrain the cost of retiree medical benefits from skyrocketing.  (Id. ¶ 8)

B.                                    Many Companies Are Terminating Retiree Medical Benefits Altogether.

In fact, many companies in America have ceased subsidizing retiree medical benefits or providing them at all.  (Falk Decl. (Ex. 1) ¶ 9)  The past decade has seen a steady decline in the number of employers that provide health benefits to new retirees:

Exhibit 10.             PERCENTAGE OF EMPLOYERS WITH 500+ EMPLOYEES OFFERING RETIREE HEALTH BENEFITS TO NEW RETIREES.

(Id. ¶ 38)  This trend is evident even at the largest employers, as an increasing number of companies with 20,000 or more employees are no longer offering any retiree health benefits at all.  (Id. ¶ 42)  Though precise figures are not available, the data that is available indicates that an increasing number of retirees from the nation’s major employers are being made to bear the full cost of their post-retirement health care coverage.  (Id. ¶¶ 40 - 43)

More companies are contemplating taking this path in the near future.  (Falk Decl. (Ex. 1) ¶¶ 56)  In an authoritative survey of “large” firms (companies with more than 1,000 employees and including many Fortune 100 companies), twenty percent indicated they are likely to terminate all subsidized health benefits for future retirees.  (Kaiser Foundation and Hewitt Associates, Retiree Health Benefits Now and in the Future 49 (Jan. 2004) (Ex. 18))(3)  An additional two percent are considering terminating all retiree medical benefits for current retirees.  (Id.)

(3) All the numbers from the Kaiser/Hewitt 2004 Retiree Health Benefits report are based on a survey of 408 large firms, all of which had at least 1,000 employees (with a quarter of the surveyed companies having more than 20,000 employees) and included a large number of Fortune 100 and Fortune 500 companies.  (Kaiser/Hewitt, Retiree Health Benefits (Ex. 18) at vi)

C.                                    Other Employers Are Requiring Retirees to Absorb More of the Costs.

Many of the businesses still providing retiree health care coverage have taken significant steps in recent years to limit the costs of doing so.  (Falk Decl. (Ex. 1) § IV)  For example, of the large employers that offer benefits, more than twenty percent provide “access-only” benefits.  (Kaiser/Hewitt, Retiree Health Benefits (Ex. 18) at x, 23)  Under access-only plans, retirees are able to capitalize on the lower premiums that come with group coverage sponsored by their former employer and cannot be rejected because of age or prior health problems, but they must pay 100 percent of the premium with no subsidy from the employer.  (Id.; Milt Freudenheim, Companies Limit Health Coverage of Many Retirees, N.Y. Times, Feb. 3, 2004)  More than a quarter of large employers report that they are likely to move to access-only benefits in the future.  (Kaiser/Hewitt, Retiree Health Benefits (Ex. 18) at 49, 52)

Employers also are capping their obligations, placing defined limits on how much they will pay for such benefits in a year.  (Falk Decl. (Ex. 1) ¶¶ 47 - 48, 103)  For example, an employer might cap its contributions per retiree at $2,000 annually, or cap the overall amount it will pay for retiree medical benefits in a given year at $10 million.  Once the cap is reached, retirees must pay the remaining cost of their coverage.  Almost half of the surveyed firms have capped the amount they will contribute to retiree health care.  (Kaiser/Hewitt, Retiree Health Benefits (Ex. 18) at ix, 10-11; see also Falk Decl. (Ex. 1) ¶¶ 47 - 48)

Increasing premium contributions (the amount retirees pay toward the cost of coverage) is another popular cost-control device.  (Falk Decl. (Ex. 1) ¶ 49)  Kaiser/Hewitt reports that in 2002 and 2003, more than seventy percent of employers increased premium contributions for new retirees.  (Kaiser/Hewitt, Retiree Health Benefits (Ex. 18) at xii)  The largest employers (those with 20,000 or more employees) increased premium contributions by 20 percent on average for pre-Medicare retirees and 18 percent on average for post-Medicare retirees.  (Id. at

xi)  Eighty-six percent of the employers surveyed said they were likely to increase retiree premium contributions in the future.  (Id. at 49, 52)

From 2002 to 2003, more than half of large employers also increased “general cost-sharing.”  (Id. at xii, 29; Falk Decl. (Ex. 1) ¶ 49)  This usually means increasing deductibles (the portion of medical costs a retiree must pay before receiving benefits) or out-of-pocket limits (the cap on what the retiree must pay in terms of deductibles and co-payments).  Over 80 percent of large employers reported that they are likely to increase cost-sharing in the future by increasing deductibles, out-of-pocket limits, or the co-payments retirees make for each visit to a doctor.  (Kaiser/Hewitt, Retiree Health Benefits (Ex. 18) at 49-50)

D.                                    Financially Distressed Companies Routinely Take Drastic Actions Designed to Put an End to Escalating Retiree Benefit Costs.

With all of the cost-cutting methods being implemented by healthy employers, it should come as no surprise that companies in financial distress often resort to more drastic steps to reduce – or completely eliminate – retiree benefit costs.  (Falk Decl. (Ex. 1) ¶ 137)  For example, Pabst Brewing recently eliminated all retiree health care benefits, later settling a lawsuit by providing coverage only for prescription drugs (and, at that, subject to caps).  (Id. ¶ 120)  Similarly, telecommunications equipment providers Alcatel and Conexant Systems are moving to access-only plans, with their retirees paying the entire cost of coverage.  (Id.; Freudenheim, Companies Limit Health Coverage, N.Y. Times, Feb. 3, 2004 (Ex. 19))  And US Airways is now seeking $50 million in savings by reducing its retiree medical benefits.  (Dan Fitzpatrick, US Airways wants more concessions from unions, Pittsburgh Post-Gazette, May 13, 2004 (Ex. 20))

Bankrupt companies typically need the savings even more and, as a result, often terminate their retiree medical benefit plans altogether.  For example, Continental Airlines entered and came out of bankruptcy twice before obtaining all of the cost reductions it needed.

During this process, Continental completely eliminated its retiree medical benefits for both new and existing retirees.  (Falk Decl. (Ex. 1) ¶ 122)  Likewise, Polaroid abolished all retiree health benefits during its 2002 bankruptcy.  (Id. ¶ 24)  Harnischfeger Industries also eliminated the benefits of its current retirees as its dwindling liquidity forced it into Chapter 11 in June 1999.  (Id. ¶ 23)  And these companies are far from alone.  Bethlehem Steel, Kaiser Aluminum, National Steel and Weirton Steel have all terminated retiree medical benefits as part of their reorganizations.  (Id., App. 4)  Even though the challenges now confronting the airline industry are no less severe, United has stopped decidedly short of this drastic (but increasingly common) measure, consistent with the overall approach that the Company has taken with respect to retiree benefits since the outset of these proceedings.

IV.                                UNITED PROPOSES A QUINTESSENTIAL EQUITY – LINING UP THE MEDICAL BENEFITS OF CURRENT RETIREES WITH THOSE TO BE PROVIDED TO FUTURE RETIREES.

United proposes a uniform medical benefits plan under which current retirees will receive the same benefits package as future retirees, but with a sliding discount on premium contributions such that longer-retired plan participants will pay less than recently-retired participants.(4)  (Grady Decl. (Ex. 4) ¶¶ 4, 27 - 29)  AMFA, which represents 7,385 retired mechanics and related former employees (the largest retiree group with over 21 percent of United’s total current retirees), has already faced up to the realities of restructuring an airline in today’s industry environment, consenting to benefit modifications and the Company’s proposed common retiree medical plan.  (Declaration of Marilyn Pearson (“Pearson Decl.”) (Ex. 6) ¶¶ 12 - 15; AMFA 1114 Agreement (Ex. 21))  United projects that its current proposal and the changes

(4) In United’s proposal and in this Memorandum, “current retirees” refers to all retirees who retired before July 1, 2003, while “future retirees” refers to those who retire on or after July 1, 2003 and are covered by the reduced retiree medical benefits negotiated during the Section 1113 process.

agreed to with AMFA will yield $57 million in annualized cash savings from 2004 - 2010.(5)  (Marnell Decl. (Ex. 5) ¶¶ 7, 10)

A.                                    United’s Proposal to Modify Retiree Medical Benefits.

United’s proposal to modify health benefits for current retirees has two basic components:  changes to plan design and increased premium contributions.(6)  “Plan design” encompasses the terms of coverage, including deductibles, out-of-pocket limits and what expenses are covered.  United proposes to provide current retirees with the exact same plan design agreed to for future retirees during the Section 1113 process.  As for premiums, United proposes to have current retirees pay less than future retirees based on a discount determined by how long a current retiree has been retired.

1.                                      Key Plan Design Features.

The following is an overview(7) of United’s proposed plan for retirees who are not yet eligible for Medicare:

PPO Network.  United proposes a Preferred Provider Option (“PPO”) program.  Through the current health care administrator, Blue Cross Blue Shield of Illinois (“BCBS”),

(5) Moving from the numerous different plans that presently cover retirees to a single, uniform plan will also result in additional administrative cost savings.  Blue Cross Blue Shield of Illinois, the Company’s health care administrator, will charge United almost $500,000 less each year if the Company can implement a uniform plan design for current retirees that is exactly the same as for future retirees.  (Grady Decl. (Ex. 4) ¶ 51)  Additional savings are less quantifiable, but no less real.  United currently maintains approximately 40 Summary Plan Descriptions (“SPDs”) (a document required under ERISA to summarize the terms of a benefit plan) to describe the benefit plans covering current retirees.  Consolidating these SPDs into a single SPD and a single plan document would reduce the amount of time attorneys and other professionals devote to reviewing the SPDs and plan documents, the effort spent drafting different letters to different groups of retirees whenever changes are made to the plans, and the amount of time United’s actuaries must spend calculating the Company’s annual FAS 106 expense.  (Id. ¶ 52 - 53)

(6) United self-funds its health care benefits under its non-HMO plans; that is, the Company has its own plan that pays for covered medical expenses, rather than contracting with an outside insurer.  For that reason, the Company does not actually pay “premiums” for those benefits to any insurer.  Instead, United calculates a “premium equivalent rate” that is similar to a premium rate an insurer would charge.  (Grady Decl. (Ex. 4) ¶ 5 n.2)  For simplicity of presentation, however, this Memorandum refers to the cost that retirees will pay as contributions toward a “premium.”

(7) Further detail on United’s proposal can be found in the draft Summary Plan Description for future retirees (Ex. 4.A)

United’s employees and retirees enjoy access to one of the country’s most comprehensive networks of health care professionals.  By using an in-network provider, a current retiree will continue to receive discounted PPO charges in addition to the coinsurance rates, lifetime maximum benefits, and other features as described below.(8)  (Grady Decl. (Ex. 4) ¶ 16)

Annual Deductible.  The annual deductible for the plan would be $250 for an individual and $500 for a family.  Deductibles currently range from $200 to $300 for individuals and $300 to $500 for families.  (Id. ¶¶ 17, 38)

Out-of-Pocket Limit.  The annual out-of-pocket limit (that is, the maximum amount retirees will have to pay for expenses that count toward this limit) would be $1,500 for an individual and $3,000 for a family.  Only certain expenses (such as outpatient treatment of mental illness or substance abuse and co-payments for prescription drugs purchased by mail) would not count toward the annual out-of-pocket limit.  At present, out-of-pocket limits are $1,300 for an individual and $2,600 for a family for the majority of United’s retirees.  Retired pilots already have the same out-of-pocket limits that United is proposing for all current retirees.  (Id ¶¶ 18, 39)

Coinsurance Rates.  Coinsurance rates are the percentage of the cost of medical services that are paid by the plan.  For in-network coverage, after the deductible is met, United proposes to pay 80% of most expenses and 100% after the annual out-of-pocket limit is reached.  For out-of-network coverage, United proposes generally to pay 60% after the deductible has been met, and 100% when the annual out-of-pocket limit is reached.  The in-network coverage rates are similar to what exists in most of United’s current retiree plans.  (Id. ¶¶ 19, 40)

(8) Services obtained from an out-of-network provider will be considered in-network for treatments retirees receive outside the United States or if there is no appropriate in-network provider within 30 miles of where the retiree or his or her dependents live.  (Grady Decl. (Ex. 4) ¶ 16 n.4)

Lifetime Maximum.  United does not propose to place any limit on the amount the plan would pay over the course of a retiree’s lifetime for in-network services.  The plan would pay a lifetime maximum of $500,000 per person for out-of-network services with only claims incurred after the effective date of the proposed changes counting toward the lifetime maximum.  At present, most of United’s retirees have no lifetime maximum under their plans.  (Id. ¶¶ 20, 41)

Coverage by Other Plans.  United proposes “maintenance of benefits” when a retiree or dependent is covered by two different plans (e.g., a retiree’s spouse is covered by his or her own company’s policy and also is covered as a dependent under United’s retiree coverage), such that a retiree will receive total benefits up to (but no more than) the amount provided by the plan with the higher level of coverage.  At present, most of United’s retirees are entitled to “coordination of benefits,” meaning that the benefits of the two plans are added together (up to a maximum of 100 percent of the expenses) such that a retiree may receive more total benefits than what would be provided by either plan alone.  (Id. ¶¶ 22, 43)

Prescription Drugs.  United also proposes to modify the prescription drug provisions in its current retiree plans.  Purchases at retail pharmacies would be subject to the same deductibles, coinsurance rates, and out-of-pocket limits as other in-network services.  (Id. ¶ 21)  Retirees would also be allowed to purchase prescription drugs through home-delivery pharmacy services.  The retiree would pay $16 for generic drugs and $48 for brand-name drugs for a 90-day supply (subject to increases at the same rate as for active employees, which are limited to no more than 7 percent annually), with no deductibles or out-of-pocket limits.  With certain exceptions, after a retiree has had a prescription for long-term or maintenance medication filled three times at a retail pharmacy, the retiree must make any additional purchases through the home delivery pharmacy service.  At present, most purchases at retail pharmacies by retirees are covered under the terms of their plans, and mail order drugs cost $10 for generic drugs and $20 for brand-name for a 90-day supply.  (Id. ¶¶ 21, 42)

Post-Medicare.  United proposes to offer retirees who are eligible for Medicare two options.  The first is to continue the pre-Medicare PPO option with all the in-network plan design terms discussed above (which will apply regardless of whether the retiree’s doctor is in or out of the network) as a supplement to Medicare.  That is, Medicare is treated as another plan and the maintenance of benefits provision applies to all expenses, with Medicare responsible for paying first.  (Id. ¶ 24)

The second option would be drug-only coverage.  For purchases of a 30-day supply of drugs at a retail pharmacy, the retiree would pay the greater of $5 or 10% of the cost for a generic prescription and the greater of $10 or 30% of the cost for a brand name prescription, with no deductible or out-of-pocket limit.  Purchases through the home-delivery service would be on the same terms as under the pre-Medicare PPO option.  The drug-only option would pay a lifetime maximum of $150,000, based only on claims incurred after the effective date of the proposed changes.  (Id. ¶ 25)

Currently, most post-Medicare retirees are covered under either a “supplemental” or a “comprehensive” plan.  Under the supplemental plan, Medicare pays first and, after the deductible is paid, the plan pays 80 percent of the remaining covered expenses.  Under the comprehensive plan, Medicare pays first plus the retiree receives the same benefits as under their present pre-Medicare plan (up to 100 percent of the expenses).  Because the benefits of Medicare and their present pre-Medicare plan are added together, retirees who choose the comprehensive plan often pay little more than their premium contribution.  (Id. ¶¶  45 - 49)

2.                                      Premium Contributions.

At present, premium contributions for United’s current retirees vary widely.  For pre-Medicare retirees, nearly all those who retired from 1980 through 1991 pay nothing at all, while other retirees contribute a percentage of the cost of their premiums (ranging from the 7.5 percent paid by some recently-retired management employees to the 60 percent paid by certain pilots) or pay set dollar amounts (such as flight attendants who have retired since 1991, who pay between $10 to $109.87 a month).  Post-Medicare premium contributions differ as well – for example, for supplemental coverage, retired ramp workers pay between $6 and $40 a month, while flight attendants and pilots currently pay less than half the cost of the plan.  (Id. ¶¶ 37, 46)

United proposes that current retirees begin to pay the same contributions as future retirees, subject to a sliding scale discount based on the number of years that have passed since retirement.  (Id. ¶¶ 4, 27 - 29)  Specifically, United proposes that, just as for future retirees, contributions for current pre-Medicare retirees be based initially on their years of service:  retirees with 10 to 20 years of service will pay 80 percent of the premiums; those with 20 to 25 years 60 percent; and those with 25 or more years 40 percent.  (Id. ¶¶ 11, 28)  United will then discount premiums for current retirees as follows:

Exhibit 11.                                      PROPOSED DISCOUNTS FOR CURRENT RETIREES VERSUS FUTURE RETIREES.

Date of Retirement	PercentageDiscount
Before 1/1/85	55%
1/1/85 to 12/31/94	70%
1/1/95 to 12/31/00	85%
1/1/01 to 6/30/03	90%

As United has advised the Authorized Representatives, these “break points” are simply the Company’s suggestions.  So long as the Company achieves the required savings, the Company remains open to different break points that the Authorized Representatives wish to propose.  (Pearson Decl. (Ex. 6) ¶ 11)

By virtue of the discount, pre-Medicare retirees will pay the following premium percentages:

Exhibit 12.                                      PREMIUM PERCENTAGES PAID BY PRE-MEDICARE RETIREES UNDER UNITED’S PROPOSAL.

	25 or more years of service	20 through 24 years of service	Less than 20 years of service
Retired before Jan. 1, 1985	22%	33%	44%
Retired from Jan. 1, 1985 through Dec. 31, 1994	28%	42%	56%
Retired from Jan. 1, 1995 through Dec. 31, 2000	34%	51%	68%
Retired from Jan. 1, 2001 through June 30, 2003	36%	54%	72%
Retired after June 30, 2003	40%	60%	80%

For current post-Medicare retirees, United will pay the first $90 per person per month, with the retiree paying the balance of the cost, subject to the discount United proposes for current retirees.  (Grady Decl. (Ex. 4) ¶ 29)  United’s $90 contribution will be fixed and will not change over time, but the amount United will pay under the discount will increase as the cost rises.  Thus, current retirees will receive some inflation protection that future retirees do not receive.  In 2004, when combined with the discounts, current post-Medicare retirees would pay the following monthly premiums:

Exhibit 13.             MONTHLY PREMIUM CONTRIBUTIONS IN 2004 FOR POST-MEDICARE RETIREES UNDER UNITED’S PROPOSAL.

	PPO Supplement	Drug Only
Retired before Jan. 1, 1985	$54.81	$18.33
Retired from Jan. 1, 1985 through Dec. 31, 1994	$69.76	$23.33
Retired from Jan. 1, 1995 through Dec. 31, 2000	$84.71	$28.33
Retired from Jan. 1, 2001 through June 30, 2003	$89.69	$30.00
Retired after June 30, 2003	$99.66	$33.33

B.                                    United’s Agreement with AMFA.

Pursuant to the agreement reached between United and AMFA, all of the plan design terms contained in United’s proposal will apply to the retired mechanics and related employees represented by AMFA.  (Pearson Decl. (Ex. 6) ¶ 13)  The amount that pre-Medicare retirees will pay varies by years of service in the same way as it does for future retirees.  Likewise, for post-Medicare retirees, United will contribute the fixed sum of $90 plus the amount of the discount.  (Id.)  Retired mechanics also will receive premium contribution discounts off of what future retirees pay, subject to a scale with deeper discounts and more retirement date splits than United had proposed initially:

Exhibit 14.                                      AGREED-TO DISCOUNTS VERSUS FUTURE RETIREES FOR RETIRED AMFA MECHANICS.

Discounts for
Pre-Medicare Retirees

Date of Retirement	Percentage Discount
Before 1/1/94	35%
1/1/94 to 7/11/00	50%
7/12/00 to 6/30/03	66%

Discounts for
Post-Medicare Retirees

Date of Retirement	Percentage Discount
Before 1/1/80	25%
1/1/80 to 12/31/84	35%
1/1/85 to 12/31/89	45%
1/1/90 to 12/31/93	55%
1/1/94 to 7/11/00	80%
7/12/00 to 6/30/03	90%

(Pearson Decl. (Ex. 6)  ¶ 14)  United also agreed to “premium holidays.”  If United achieves specified profit levels, a percentage of premium contributions will be rebated to each AMFA retiree.  (Id.)  United also agreed to a “no less favorable” clause that will insure parity with any more favorable deals that other Authorized Representatives subsequently negotiate.(9)  (Id.)  In

(9) United agreed to these concessions because AMFA responsibly came to the table early in the process and thus spared the Company the cost and uncertainty of potential litigation.  It would be antithetical to Section 1114 and its emphasis on good-faith bargaining for the deal with AMFA to serve as a baseline for evaluating the necessity or fairness of modifications for those retirees whose Authorized Representatives have insisted on expensive and time-consuming litigation.  See United’s Statement of Threshold Legal Issues for Evaluating Debtors, Request for Relief Under 11 U.S.C. § 1114 at 25-26.

addition, if the Court determines that the Company’s proposed modifications are not necessary to permit the successful reorganization of United, the deal with AMFA becomes void.  (Ex. 21)

C.                                    United’s Proposal Will Save an Average of $57 Million in Annual Cash Savings and $145 Million in Annual Expense Savings.

The savings from United’s proposal (added to those from the AMFA agreement) can be quantified in two ways.  The first is the amount of cash that United will save each year from the benefit modifications (“cash savings”).  The cash savings from the proposed modifications plus the AMFA agreement would be $52.0 million during the first year and an annualized average of $57.1 million from 2004 through 2010.  (Marnell Decl. (Ex. 5) ¶¶ 7, 10)

The second is “expense savings” under FAS 106, which was promulgated so that companies’ financial reporting would more accurately reflect their post-retirement benefit obligations.  (Id. ¶ 22)  FAS 106 requires employers to accrue, during their employees’ active years of service, the expected cost of providing retiree welfare benefits to those employees and their beneficiaries after the employees retire.  The savings generated by modifying benefits offset the prior accrual, thereby resulting in an improvement to United’s profits.  (Id.)  To that end, the proposed modifications would reduce FAS 106 expenses by $143.4 million during the first year and an annualized average of $145.4 million from 2004 to 2010.(10)  (Id. ¶¶ 17, 23)

United proposes to allocate these savings among its retirees by moving all retirees with whom the Company has not reached an agreement to the same uniform benefits plan and scale of premium contributions:

(10) The savings under either measure for 2004 will depend on the effective date of the modifications.  The text above assumes that savings begin on July 1, 2004, which is the same assumption United has used in its proposal to the Authorized Representatives, and averages savings over six-and-a-half years.  Savings will not actually begin, however, until later in 2004.  United’s FAS 106 savings also do not reflect the mark-to-market of the balance sheet at the Company’s exit from bankruptcy; in other words, no “fresh start” accounting effects are included.

Exhibit 15.             PROPOSED SECTION 1114 SAVINGS BY GROUP (AVERAGE SAVINGS FROM 2004 TO 2010 IN MILLIONS).

	Estimated Cash Flow Savings	Percent of Cash Flow Savings	Estimated FAS 106 Savings	Percent of FAS 106 Savings
Mechanics	14.60	25%	33.18	24%
Flight Attendants	10.29	18%	23.51	16%
Ramp & Stores	9.43	17%	23.36	16%
PCE	7.94	14%	23.40	16%
SAM	6.85	12%	17.59	12%
Pilots	6.13	11%	20.59	14%
Food Service	1.18	2%	2.06	1%
Engineers	0.30	1%	0.82	1%
Dispatchers	0.19	0%	0.45	0%
Security Officers	0.10	0%	0.18	0%
FTI / MI	0.09	0%	0.25	0%
Meteorologists	0.01	0%	0.03	0%
Total	57.11	100%	145.42	100%

Differences in the amounts of savings from group to group reflect differences in the demographics of the retiree groups (e.g., numbers of covered retirees and their dependents, ages of covered individuals and the medical plans in which they are enrolled) and the terms and contributions of their respective current plans.  (Marnell Decl. (Ex. 5) ¶¶ 11, 24)  Those current retirees who would contribute larger shares to United’s cost-savings under the Company’s proposal will be doing so because they currently make lower premium contributions and/or enjoy more preferential (and more expensive) retiree medical benefits plans.  (Id.)

D.                                    United’s Proposal Will Leave the Company’s Retirees with Continuing Medical Benefits That Are Superior to Industry Norms.

If United’s proposals are implemented, the Company will continue to spend more on retiree medical benefits than most of the other network airlines and far more than the low-cost carriers.  (Falk Decl. (Ex. 1) ¶¶ 107 - 118)  United’s proposal will leave retiree health care costs at more than $70 million above the industry average.  (Id. at ¶ 109)  Only Delta and American Airlines would spend more than United on retiree welfare benefits:

Exhibit 16.             THE AIRLINE INDUSTRY’S 2003 CASH COSTS FOR RETIREE WELFARE BENEFITS WITH UNITED FULL-YEAR 1114 SAVINGS.

(Id.)

United’s proposal also compares favorably with medical plans provided to retirees in other industries, in terms of the choice and types of plans, cost-sharing provisions, prescription drug benefits offered, and premiums.  (Id. ¶¶ 89 - 106)  Indeed, the cost-sharing provisions of United’s proposed plan – i.e., deductibles, in-network benefit percentages, and out-of-pocket limits – are virtually identical to those included in most other employers’ plans:

Exhibit 17.                                      COMPARISON OF UNITED’S PROPOSED PLAN DESIGN WITH OTHER LARGE EMPLOYERS.

Provision	United PPO	Survey Pre-Medicare	Survey Medicare- Eligible
Annual Deductible	$250 per person $500 per family	$250 per person $500 per family	$250 per person $500 per family
Out-of-Pocket Limit	$1,500 per person $3,000 per family	$1,000 per person $2,000 per family	$1,500 per person $3,000 per family
Coinsurance (benefit) percentage	80% in network 60% out of network	80% in network Lower out of network	80% in network Lower out of network

(Falk Decl. (Ex. 1) ¶ 92)  And a significant number of employers – about 16 percent for pre-Medicare retirees and 22 percent for post-Medicare retirees – have no out-of-pocket limits (i.e., a maximum annual cost for a retiree or retiree and family) at all in their plans.  (Id. ¶ 93)  United’s proposal, in contrast, sets out-of-pocket limits that are on par with those used by other large companies.  (Id. ¶ 92)

The prescription drug coverage offered under United’s proposal also fares well compared to the benefits provided by other large employers.  (Falk Decl. (Ex. 1) ¶¶ 94 - 98)  United’s plan covers both retail and mail order pharmacies and establishes a simple cost-sharing structure with at-market co-payments:

Exhibit 18.             COMPARISON OF UNITED’S PRESCRIPTION DRUG CO-PAY PROPOSAL WITH OTHER LARGE EMPLOYERS.

Provision	Survey Median	UAL Proposed PPO	UAL Proposed Drug Only
Retail (30-day Supply)
• Generic	$10	20% ($5)	$5 or 10% ($5)
• Brand Formulary	$20	20% ($19)	$10 or 30% ($28)
• Brand Nonformulary	$35	20% ($19)	$10 or 30% ($28)

Mail Order (90-day Supply)
• Generic	$15	$16	$16
• Brand Formulary	$30	$48	$48
• Brand Nonformulary	$60	$48	$48

The dollar amounts in parentheses are based on the estimated average cost of a 30-day prescription in 2004: $24 for generic prescriptions and $93 for brand-name prescriptions.  (Id. ¶ 98)

Finally, United proposes that retirees begin to pay contributions for coverage that are similar to, and in many circumstances less than, what retirees of other large employers pay.  As a percentage of retiree health plan cost, United’s proposal calls for retirees to make contributions in 2004 that are comparable to (and again, in many cases, less than) those to be paid by retirees of the remaining American companies that still provide retiree health benefits:

Exhibit 19.             COMPARISON OF RETIREE CONTRIBUTIONS AS A PERCENTAGE OF RETIREE COST UNDER UNITED’S PROPOSAL WITH OTHER LARGE EMPLOYERS.

Source	Pre- Medicare	Medicare Eligible
2004 Proposed United PPO Contributions
• 10 years of service	27% to 45%	29% to 47%
• 20 years of service	21% to 34%	29% to 47%
• 25+ years of service	14% to 22%	29% to 47%

1993 Monitor – existing retirees
• 10 years of service	39%	37%
• 20 years of service	34%	33%
• 30 years of service	31%	31%

1993 Monitor – new retirees
• 10 years of service	53%	49%
• 20 years of servicen	42%	39%
• 30 years of service	37%	35%

1998 Health Care Cost Survey	34%	37%

2004 Health Care Cost Survey	39%	44%

(Falk Decl. (Ex. 1) ¶ 102)  Significantly, unlike many American companies, United is not proposing to impose a cap on its share of retiree costs.  (Id. ¶ 103)  Rather, the Company proposes to pay a percentage of the plan cost with no ceiling on future payments.  (Id.)

V.                                    UNITED HAS SATISFIED THE REQUIREMENTS OF SECTION 1114.

Section 1114(g) of the Bankruptcy Code requires a debtor seeking to modify retiree medical benefits to satisfy a number of procedural and substantive requirements that are identical to those of Section 1113(c) for rejecting collective bargaining agreements.  In re Horsehead Indus., Inc., 300 B.R. 573, 583 (Bankr. S.D.N.Y. 2003).  Authority interpreting Section 1113 thus applies equally to motions under Section 1114.  See In re Family Snacks, Inc., 257 B.R. 884, 896-97 (B.A.P. 8th Cir. 2001) (relying on Section 1113 cases in interpreting Section 1114); Horsehead Indus., 300 B.R. at 583 (“the discussion relating to the requirements under § 1113 also applies to § 1114); In re Ionosphere Clubs, Inc., 134 B.R. 515, 520 (Bankr.

S.D.N.Y. 1991).  In view of the dearth of authority interpreting Section 1114 alone, this Memorandum frequently relies on authority under Section 1113 to explicate Section 1114.

Courts have broken down the statutory prerequisites into a nine-part test:

1.                                       the debtor in possession must make a proposal to the authorized representative to modify retiree benefits;

2.                                       the proposal must be based on the most complete and reliable information available at the time;

3.                                       the proposed modifications must be “necessary” to permit the reorganization of the debtor;

4.                                       the proposed modifications must assure that all creditors, the debtor and all the affected parties are treated fairly and equitably;

5.                                       the debtor must provide the authorized representative with such relevant information as is necessary to evaluate the proposal;

6.                                       between the time of the making of the proposal and the time of the hearing on modification of the retiree benefits, the debtor must meet at reasonable times with the authorized representative;

7.                                       at the meetings, the debtor and authorized representative must confer in good faith in attempting to reach mutually satisfactory modifications of the retiree benefits;

8.                                       the authorized representative must have refused to accept the proposal without good cause; and

9.                                       the balance of the equities must clearly favor modification of the retiree benefits.

See, e.g., In re Garofalo’s Finer Foods, Inc., 117 B.R. 363, 370 (Bankr. N.D. Ill. 1990); In re American Provision Co., 44 B.R. 907, 909 (Bankr. D. Minn. 1984); In re Amherst Sparkle Market, Inc., 75 B.R. 847, 849 (Bankr. N.D. Ohio 1987).  Although the debtor ultimately must establish each element by a preponderance of the evidence, the authorized representative bears the burden of production on requirements five, seven and eight.  See Family Snacks, 257 B.R. at 892; In re Mile Hi Metal Sys., Inc., 899 F.2d 887, 892 (10th Cir. 1990); American Provision, 44

B.R. at 909 (citing In re Martin, 698 F.2d 883, 887 (7th Cir. 1983)); In re Texas Sheet Metals, Inc., 90 B.R. 260, 263 (Bankr. S.D. Tex. 1988).

United has satisfied each of the nine requirements.  After reluctantly concluding that modifications to retiree medical benefits would prove necessary for a successful reorganization, the Company made proposals to each of the Authorized Representatives to reduce United’s retiree benefit costs to more manageable levels.  The Company based these proposals on the plan design and premium contributions agreed to by United’s future retirees in the Section 1113 process.  Throughout the Section 1114 process, United has made available to the Authorized Representatives its financial records and models, ATSB application, electronic files, actuarial analyses and tens of thousands of pages of other documents and information.  United repeatedly met and bargained in good faith with any Authorized Representatives willing to negotiate, and successfully reached a consensual agreement with one of them, AMFA.  Even after this filing, United continues to stand ready to negotiate with all remaining Authorized Representatives to work towards a consensual solution that provides the Company with the required cost savings.

The proposed modifications are necessary for the Company to bring its retiree costs to market levels, cope with an uncertain revenue environment and achieve the financial metrics required to obtain the ATSB loan guarantees and financing necessary to exit and compete successfully outside of Chapter 11.  United’s proposal treats its retirees fairly and equitably, as virtually all other stakeholders – including the Company’s senior management, current employees, aircraft lessors, United Express carriers and trade vendors – have already contributed significantly to United’s reorganization.  United has asked for no more from its retirees, who will continue to receive medical benefits on par with those provided to retirees who worked for other airlines or comparably-sized companies in other industries.  Under these circumstances, the Authorized Representatives lack “good cause” for refusing to accept the medical benefit modifications that must be made for United to make its case to the ATSB and capital markets.

A.                                    United Has Made Reasonable Proposals to Its Authorized Representatives Based on the Most Complete and Reliable Information Available (Requirements 1 and 2).

United presented its Section 1114 proposals to the Authorized Representatives on March 11, 17, 24, and 31, 2004.  (Pearson Decl. (Ex. 6) ¶¶ 6 - 7)  The Company derived its uniform medical benefits plan as part of the Section 1113 process (to address future retirees), and only after a review of the benefits provided by other airlines and American businesses.  (Grady Decl. (Ex. 4) ¶ 7)  United also considered current practices and trends in the medical benefits being offered to retirees by other large employers.  (Id.)

The plan presented to the Authorized Representatives matched the plan instituted for future retirees as part of the Section 1113 process.  (Grady Decl. (Ex. 4) ¶ 4, 11 - 13, 15)  In this respect, United did not unilaterally create its Section 1114 proposal.  Quite the opposite is true, inasmuch as the proposal was the product of a negotiated, collaborative agreement between the Company and its unions during the Section 1113 process.  (Id. ¶¶ 9 - 14)  The only difference is that the Company’s Section 1114 proposal favors current retirees with a discount on premium contributions based on length of retirement.  (Id. ¶¶  4, 27 - 30)

The information provided by United was complete and reliable.  The projected savings from United’s Section 1114 proposal flow from actuarial and financial models and data that were all scrutinized and tested during the Section 1113 process.  (Marnell Decl. (Ex. 5) ¶ 6)  United’s actuarial advisors updated the models and data for the 1114 process to account for current census information.  (Id.)  Similarly, all of United’s financial models have been tested, scrubbed, sensitized and retested by United, United’s restructuring advisors and advisors to the

Company’s DIP lenders, exit financiers and the Creditors’ Committee.  (Declaration of Michael F. Dingboom (“Dingboom Decl.”) (Ex. 7) ¶¶ 5-6)  The Authorized Representatives received all the reliable information they needed to evaluate United’s proposal, as validated expressly by AMFA in the parties’ Section 1114 agreement.  (AMFA 1114 Agreement (Ex. 21))

B.                                    The Proposed Modifications Are Necessary for United’s Reorganization and Long-Term Success (Requirement 3).

Section 1114 authorizes modifications of retiree benefits that are “necessary to permit the reorganization of the debtor.”  Although the Seventh Circuit has yet to specify what “necessary” means in this context, the majority of courts have held that the debtor must prove only that its proposal “contains necessary, but not absolutely minimal, changes that will enable the debtor to complete the reorganization process successfully.”  Truck Drivers Local 807, Int’l Bhd. of Teamsters v. Carey Transp., Inc., 816 F.2d 82, 90 (2d Cir. 1987); see also Mile Hi, 899 F.2d at 892-93.  In other words, modifications to retiree benefits are “necessary” if they “result in a greater probability of a successful reorganization than if the [benefits] were allowed to continue in force.”  In re GCI, Inc., 131 B.R. 685, 691 (Bankr. N.D. Ind. 1991); see In re Sun Glo Coal Co., Inc., 144 B.R. 58, 63 (Bankr. E.D. Ky. 1992); In re Walway Co., 69 B.R. 967, 973 (Bankr. E.D. Mich. 1987).  Construing “necessary” to permit only “minimal changes” would foster potentially “meaningless and unsuccessful reorganizations.”  In re Valley Steel Prods. Co., 142 B.R. 337, 341 (Bankr. E.D. Mo. 1992); International Union, UAW v. Gatke Corp., 151 B.R. 211, 213 (N.D. Ind. 1991) (concurring that the “Second Circuit’s longer term focus, which encompasses the ultimate success of reorganization rather than merely the avoidance of immediate liquidation, is more consistent with the statute”).(11)

(11) The compelling reasons for rejecting the minority view that imposes a higher standard, as many district and bankruptcy courts within the Seventh Circuit have done, are detailed in United’s accompanying Statement of Threshold Legal Issues  for Evaluating Debtors’ Request For Relief Under 11 U.S.C. § 1114 at 4 - 12.

In determining whether modifications are “necessary to permit the reorganization,” courts look to the long-term as well as the short-term.  If modifications are needed to secure the debtor’s “ultimate future” by restoring the debtor to “financial health,” then the modifications are “necessary.”  Carey, 816 F.2d at 89.  “A debtor can live on water alone for a short time but over the long haul it needs food to sustain itself and retain its vigor.”  Id. at 89-90.  Here, United finds itself with no choice but to include Section 1114 savings in a business plan that continues the top-to-bottom transformation that is necessary for the Company to secure exit financing and compete successfully over the long-haul outside of bankruptcy, especially with fuel prices skyrocketing against a backdrop of ever-increasing competition.

Moreover, the Company resorted to Section 1114 relief as one of the final pieces of United’s business plan only after the Company determined that, despite all its other efforts to reduce costs, modifying retiree medical benefits was necessary to achieve the financial metrics demanded by the capital markets.  (Declaration of Todd R. Snyder (“Snyder Decl.”) (Ex. 2) ¶¶ 14, 22 - 27)  By providing critical aid in meeting these requirements, the Section 1114 savings are an important building block in the Company’s successful restructuring.

1.                                      United Must Come to Grips with the Industry-Leading Costs of Current Retiree Health Benefits as Part of the Company’s Efforts to Secure ATSB Loan Guarantees and Exit Financing.

The imperative for United to join so many other companies in grappling with the cost of retiree medical benefits traces back to the event that triggered United’s Chapter 11 filing:  the ATSB’s decision on December 4, 2002 not to approve loan guarantees that would have enabled United to access the capital markets.  (Informational Brief 1-2, 30-31)  The ATSB’s action, coming on the heels of many other unsuccessful attempts to secure pre-petition financing, put United on painfully clear notice that top-to-bottom changes would have to be made to every facet of its business plan.

a.                                       The ATSB Found United’s Pre-Petition Business Plan To Be “Fundamentally Flawed.”

Between September 11, 2001 and December 9, 2002, two dozen banks and other financial institutions rebuffed United’s attempts to secure financing sufficient to avoid bankruptcy.  (Informational Brief at 25-27)  In December 2002, the ATSB sealed United’s fate by declaring that United’s pre-petition business plan did “not position the company to meet the challenges of the current airline industry environment” or “achieve long-term financial stability” and was “not financially sound.”  (Ex. 22)  Or, as one member of the ATSB summed it up, United had submitted “a business plan that [was] fundamentally flawed.”  (Ex. 23)(12)

The ATSB identified a number of “fundamental deficiencies” in United’s pre-petition business plan, but left the door open for the Company to secure loan guarantees once the Company had addressed the ATSB’s concerns.  First, the ATSB observed that United ranked “among the highest cost carriers in the industry,” a position that was likely to “weaken further” if United’s competitors were “successful in achieving additional cost savings.”  (Ex. 22)  Second, the ATSB criticized the Company’s failure to account for “the likely effects of continued expansion by low-cost carriers in United’s markets as well as other potential structural changes affecting industry revenue.”  (Id.)  Third, the ATSB doubted that United could “generate sufficient cash flows to meet its pension funding obligations concurrent with other obligations, including repayment of the guaranteed loan.”  (Id.)  Finally, the ATSB faulted United’s business plan for being predicated on a hoped-for rebound in revenues that exceeded industry and analyst forecasts.  (Id.)

(12) Edward M. Gramlich, Chairman of the ATSB at the time, added:  “These are hard decisions, and I certainly feel for the affected employees.  At the same time, the Loan Board has a responsibility to taxpayers, and to fostering the long-term health of the airline industry.  Given our conclusion that the business plan submitted by the company is financially unsound, I believe it best not to approve the United proposal.”  (Ex. 24)

b.                                       United’s DIP Financing Came with Tight Strings Attached.

With no out-of-court financing available and the Company’s cash rapidly dwindling, United had no choice but to seek post-petition DIP financing and prepare to enter Chapter 11.  (Informational Brief at 32-34)  Although United did secure DIP financing, it was able to do so only because: (i) the lenders obtained many protections available only in bankruptcy, such as the super-priority provisions of 11 U.S.C. § 364(c); (ii) United pledged a very substantial collateral package; (iii) United had a pre-existing relationship with one of the eventual DIP lenders (Bank One); and (iv) the lenders insisted upon – and obtained – stringent covenants designed to stem the unprecedented (and unsustainable) rate at which United was burning cash.  (Snyder Decl. (Ex. 2) ¶ 10)

c.                                       Securing Exit Financing in the Current Economic Environment Remains Extremely Challenging.

With the airline industry still roiling in the aftermath of the September 11 tragedy, the Iraqi war, the SARS outbreak and the Chapter 11 filings of two of the largest carriers, prospective financiers are reticent about providing funds at the level United needs to operate successfully outside of bankruptcy.  (Snyder Decl. (Ex. 2) ¶¶ 8, 13)  No commercial lender will provide United with the $2 billion the Company requires in exit financing without substantial backing from the ATSB in the form of loan guarantees.  (Id. ¶¶ 8, 11)  And, as the ATSB made clear before, guarantees will be forthcoming only if United’s business plan adequately addresses the financial and transformational imperatives of the increasingly competitive airline industry.

d.                                       United’s Exit Financiers Expressly Conditioned Their Commitments on ATSB Loan Guarantees and Financial Covenants.

United predicated its search for exit financing on a financial model known as “Gershwin,” which the Company updated throughout 2003 to incorporate the Company’s cost savings, business initiatives and changing revenue forecasts.  (Dingboom Decl. (Ex. 7) ¶ 4)

Gershwin reflects the Company’s key assumptions about its financial metrics, including projections for cash flow, earnings, and profitability.  Gershwin also addresses feedback the Company has received from its financial advisors and the capital markets.  (Id. ¶ 6)

In December 2003, United finalized “Gershwin 4.0” as the basis for obtaining exit financing.  (Id. ¶ 9)  After intense negotiations, JP Morgan and Citibank committed to a $2.0 billion loan to facilitate the Company’s exit from bankruptcy.(13)  (Snyder Decl. (Ex. 2) ¶ 11)  This commitment is expressly preconditioned on an ATSB guarantee of $1.6 billion – or 80% – of the contemplated $2 billion loan.  (Id.)  In addition, the Commitment Letter requires that United satisfy a series of financial covenants and maintain liquidity by not allowing its cash and cash equivalents to fall below $1 billion.(14)

2.                                      Satisfying the Capital Market Imperatives.

As reflected by the terms of the Commitment Letter, access to the capital markets requires a strong credit rating, which in United’s case requires concrete proof that the Company has: (i) a competitive cost structure; (ii) a high “coverage ratio” (i.e., cash flow divided by non-operating cash obligations, primarily debt servicing and pension funding); and (iii) the ability to repay the loan even under downside revenue scenarios.  (Id. ¶¶ 13, 15)  The savings sought by United are necessary to satisfy each of these financial imperatives:

a.                                       Achieving a Competitive Cost Structure.

First, United’s proposal will reduce its industry-leading retiree welfare benefit costs to levels more in line with those of its competitors.  United currently spends more on retiree

(13) On January 22, 2004, the Court approved that exit financing facility commitment as “reasonable and appropriate under the circumstances.”  (Order Authorizing the Debtors to Enter Into An Exit Financing Facility Commitment ¶ 1 [Docket No. 5555])

(14) Additional detail on United’s exit financing can be found in United’s Motion Authorizing the Debtors to Enter into An Exit Financing Facility Commitment [Docket No. 5070].  Although the commitment letter expires if the loan is not funded by June 30, 2004, United is actively negotiating to extend the commitment so as to provide the ATSB with additional time to consider United’s application.

welfare benefits than any other airline and several times more than the average cost for Fortune 100 companies.  See pages 6-9.  To regain and hold the market share critical to United’s success, the Company must reduce this competitive disadvantage.  See Carey, 816 F.2d at 90 (holding that debtor’s proposal was necessary where company was losing money and “its labor costs . . . were well above industry averages”); Amherst Sparkle, 75 B.R. at 851 (holding that proposal was necessary in part because debtor’s “labor costs are 13.08% of sales, compared to a comparable average market of 8.6% wage expense”); In re Almac’s Inc., 159 B.R. 665, 667 & n.5 (Bankr. D.R.I. 1993) (finding interim modifications essential under Section 1113(e) where “the labor costs of the Debtor, vis-à-vis the industry average, are disproportionately high”).

The ATSB made it crystal clear that United must achieve a competitive cost structure.  If anything, the capital markets have been even more blunt.  Without the sustained cash flow and profitability that comes from competitive costs, potential lenders have little comfort that a borrower will not reach a point of crisis that could imperil repayment of the debt.  Operating in a cyclical industry at the mercy of fluctuating macroeconomic pressures only compounds this concern.  Moreover, lenders look for durable savings that will not “snap back” or be “leap-frogged” by competitors.  To satisfy the capital markets, the Company must reduce its costs to competitive levels across-the-board.  (Snyder Decl. (Ex. 2) ¶¶ 15, 26; see also Declaration of Daniel M. Kasper (“Kasper Decl.”) (Ex. 3) ¶ 67)

b.                                       Generating Cash Flow to Satisfy Coverage Ratios.

Second, the Company’s proposal will save an average of $57 million in cash annually from 2004-2010, significantly increasing United’s free cash flow and thereby appreciably improving the Company’s creditworthiness.  (Declaration of Tim Marnell (“Marnell Decl.”) (Ex. 5) ¶¶ 7, 10, 16; Snyder Decl. (Ex. 2) ¶ 18)  It would be difficult to overstate the importance of sufficient cash flow in today’s increasingly competitive and dynamic industry environment.  (Snyder Decl. (Ex. 2) ¶¶ 15, 18, 23, 26)  Lack of cash forced the Company into Chapter 11, and neither the ATSB nor any exit lender will finance United without being persuaded that history will not repeat itself.

To test whether United’s cash flow will be sufficient to support exit financing, the capital markets use a metric known as the “coverage ratio.”  The coverage ratio is United’s free cash flow divided by its fixed cash obligations, mainly pension funding and debt amortization.  (Snyder Decl.  (Ex. 2) ¶ 23 n.12)  Feedback from the capital markets suggests that United must target an initial 1.3 coverage ratio to receive exit financing guaranteed by the ATSB.  (Id. ¶ 23)  Moreover, a 1.3 ratio is acceptable only at the beginning of the loan; the capital markets require that this ratio increase over time to reduce their risk.  (Id.)

Even with Section 1114 savings, Gershwin 4.0 barely mustered the coverage ratios required to secure exit financing commitments from Citibank and JP Morgan.  In April 2004, in connection with United’s need to extend its DIP loan,(15) United’s DIP lenders required an update to Gershwin 4.0.  (Dingboom Decl. (Ex. 7) ¶ 13)  Gershwin 4.1(16) – which, like Gershwin 4.0, includes Section 1114 savings – yields the following coverage ratios:(17)

Exhibit 20.     COVERAGE RATIOS UNDER GERSHWIN 4.0 AND 4.1.

	2004	2005	2006	2007	2008	2009	2010
G4.0	1.29	1.34	1.38	1.39	1.61	2.32	1.59

G4.1	0.68	1.30	1.30	1.31	1.78	2.37	1.90

(15) On May 7, United filed its Motion Authorizing Entry into Amendments to the Debtor in Possession Financing Facilities that would extend the maturity of its DIP financing to December 31, 2004.  [Docket No. 6692]

(16) Through an oversight, the savings from Section 1114 in Gershwin 4.0 and 4.1 understate the contributions to be made by IAM-represented retirees.  United’s proposal corrects this oversight.

(17) In both the Gershwin 4.0 and Gershwin 4.1 financial forecasts, United “optimized” pension funding by selectively funding certain plans above the minimum, consistent with the practice of other airlines.  By optimizing, United will reduce total pension funding requirements by $117 million over the period 2004 - 09.  Moreover, failure to optimize would result in a 1.02 coverage ratio in 2007, severely impairing United’s ability to obtain exit financing.  (Snyder Decl. (Ex. 2) ¶ 37)

Skyrocketing fuel costs have reduced United’s projected coverage ratio in 2004 from 1.29 to just 0.68.  (Id. ¶ 22)  United now satisfies the 1.3 coverage ratio requirement in 2005, 2006 and 2007 by only the thinnest of margins.  Moreover, the steadily increasing coverage ratio that lenders expect to see from a borrower, as was the case in Gershwin 4.0 (albeit minimally), does not surface in Gershwin 4.1 at all until 2008.

Stripping out the Section 1114 savings from Gershwin 4.1 on top of the difficulties created by fuel costs in an unforgiving revenue environment would unacceptably increase the risk that United will not receive exit financing from the bank lenders or loan guarantees from the ATSB.  (Snyder Decl. (Ex. 2) ¶¶ 22, 30, 33)  Specifically, taking out Section 1114 savings would drop the coverage ratio by approximately .04 each year.  The materiality of this deterioration must be considered in the context of the overall environment that led to the creation of Gershwin 4.1 in the first place.  The ATSB and exit lenders have already seen fuel costs undercut the Company’s coverage ratio despite favorable developments in terms of pension relief and with respect to municipal bonds.  United cannot responsibly risk yet another hit to the plan from the removal of Section 1114 savings.  (Id. ¶ 12)

c.                                       Surviving Under Downside Assumptions.

Third, by further reducing the Company’s overall costs, Section 1114 savings will help United be able to repay its financing even under worse-case scenarios and expand its options for addressing the formidable competition posed by low cost carriers and other market challenges.  (Kasper Decl. (Ex. 3) ¶¶ 70 - 73)  In the current post-September 11 environment, revenues remain volatile and more difficult to project than usual.  (Id. ¶ 41)  Although United has forecast revenue growth in-line with industry projections, the actual results could be significantly worse.  Accordingly, United’s lenders have run downside scenarios assuming lower revenue growth and other sensitivities such as higher fuel costs.  (Snyder Decl.  (Ex. 2) ¶ 24)  These analyses test whether United can repay its loans if the macroeconomic environment heads south.

Reducing the cost of retiree benefits is important to United’s ability to withstand lower-than-forecasted revenues and repay its exit financing under downside scenarios.  (Kasper Decl. (Ex. 3) ¶ 67; Snyder Decl. (Ex. 2) ¶ 31)  For example, the exit lenders have tested United’s forecasts against a downside case where United passenger revenue per available seat mile (“PRASM”) is lower than assumed in Gershwin 4.1.  (Snyder Decl. (Ex. 2) ¶¶ 24, 31)  Under that case, and holding the rest of the Gershwin 4.1 assumptions constant, United still can repay its exit financing, but is left with a lower cash balance.  (Id.)

Again, one of Gershwin 4.1’s assumptions is Section 1114 relief.  In a downside revenue scenario, these savings could determine whether United has sufficient liquidity to continue operations outside of Chapter 11.  (Snyder Decl. (Ex. 2) ¶ 31)  Moreover, the total cash savings from Section 1114 modifications over the course of 2004-2010 equals nearly $400 million; this amounts to a significant percentage of United’s cash balance, especially in downside cases.  Thus, from the exit lenders’ perspective, these savings could well make a substantial difference in their perception of United’s ability to repay them in a downside scenario.  (Id.)  In short, the Section 1114 savings could determine United’s ability to weather an exceptionally challenging period in the industry and hence could also prove to be the difference in whether United receives loan guarantees from the ATSB.

d.                                       Section 1114 Savings Are One of Many Building Blocks That United Needs for a Successful Restructuring.

To state the obvious, modifying retiree medical benefits obviously provides only a part of the relief that United needs on top of the savings the Company has already achieved from labor, aircraft financiers, UAX carriers and other stakeholders.  This should come as no surprise – the problems that forced United into bankruptcy were multifaceted, and there was no “magic pill” to cure them all.  Instead, United has attacked its problems through a comprehensive plan, reducing costs in every aspect of its business, improving revenues wherever possible and launching strategic initiatives designed to improve the Company’s profitability (such as the increased use of regional jets and “Ted,” the Company’s low-fare offering).  In this regard, the $57 million savings that United’s Section 1114 proposal will yield annually is equal to or larger than many of the individual steps that United undertook to restore its future:

Exhibit 21.             SAVINGS FROM VARIOUS UNITED RESTRUCTURING PROJECTS.

Description of Initiative	Average Savings
Modifying retiree medical benefits under Section 1114	$57 million annually
All benefit changes for SAM employees	$55 million annually
Average of renegotiating 30 leases for “auction pool” aircraft	$54 million annually
Renegotiating agreement with UAX carrier Mesa Air Group	$48 million annually by 2008
Changes in pension plan design for active flight attendants	$43 million annually
Strategic sourcing to reduce costs from vendors	$49 million annually by 2006
Work rule changes so ramp employees have flexibility to work more part-time hours	$35 million annually
Optimizing fuel consumption	$20 million annually by 2006
Successful municipal bond litigation to date	$19 million annually
Total savings from TWU Section 1113 restructuring agreement	Less than $1 million annually

Considered alone, each of these initiatives (as well as dozens of others) might have appeared “unnecessary” to United’s reorganization.  But considering each initiative in isolation is precisely the wrong thing to do.  Each one represents crucial savings that, when aggregated, have enabled United to begin down the road to becoming a financially sound company.  Section 1114 relief is necessary for United to take the next steps on that journey.

3.                                      The Business Plan Submitted to the ATSB in December 2003 Already Included Savings from Modifying Retiree Health Benefits, and

Shortfalls Since Then Only Heighten the Company’s Imminent Need for Section 1114 Relief.

On December 18, 2003, United submitted Gershwin 4.0 to the ATSB, along with the Company’s then-current business plan.  (Dingboom Decl. (Ex. 7) ¶ 10)  To satisfy the financial imperatives of the capital markets, these submissions incorporated savings from the modification of retiree medical benefits.  (Snyder Decl. (Ex. 2) ¶¶ 23 - 24)  United’s financial performance since then underscores why United must bring all of its costs – including retiree medical benefits – into line with market rates.

a.                                       The Unforeseeably Steep Increase in the Price of Jet Fuel.

The main culprit is the cost of jet fuel, which has become the bane of all airlines:

Exhibit 22.             PRICE PER GALLON OF JET FUEL, 1986-2004.

(Kasper Decl. (Ex. 3) ¶ 61)  Fuel costs alone were $18.0 million higher than projected in Gershwin 4.0 in January, $27.3 million higher in February, $50.1 million higher in March, and $62.5 million higher in April.  (Dingboom Decl. (Ex. 7) ¶ 12)  Projected fuel expenses in Gershwin 4.1 rose by 32 percent, meaning that as of April 2004, United expected to spend $610 million more on fuel in 2004 than was projected just four months earlier in the business plan that was submitted to the ATSB back in December 2003.  (Id. ¶ 16)

Exhibit 23.             2004 FUEL PRICE COMPARISON BETWEEN GERSHWIN 4.0 AND 4.1.

And the cost of fuel has increased even more since Gershwin 4.1 was completed.  United now expects to spend upward of $750 million more on fuel in 2004 than projected just six months ago.  (Id. ¶ 23)

In a testament to the uncertainties confronting the airline industry, United (and everyone else) had been anticipating lower prices as the situation in Iraq stabilized.  Instead, a confluence of other international developments – an extraordinary increase in demand from China, political instability in Venezuela and other petroleum-producing nations, and unusually low inventories – has led to sharp increases that many experts (including Alan Greenspan) believe are here to stay for the time being.  (Alan Greenspan, Remarks before the Center for Strategic & International Studies (Apr. 27, 2004))

b.                                       United Posted a Loss in the First Quarter of 2004, and Gershwin 4.1 Signals That More Losses Are on the Way.

On April 29, 2004, the Company announced a net loss of $459 million for the first quarter of 2004, despite (i) a 17 percent increase in operating revenue over a year ago and an industry-leading increase of 14 percent in passenger unit revenue, (ii) a reduction in mainline unit costs by 11 percent, and 14 percent excluding fuel, an improvement that also outperformed the industry, and (iii) continued operational excellence in terms of on-time performance and customer satisfaction.  (Press Release, UAL Corporation, UAL Corporation Reports Restructuring Progress (Apr. 29, 2004))

Gershwin 4.1, which United finalized at the end of April, sends a similarly clear and undeniable message as to United’s heightened need for Section 1114 savings.  Although there have also been favorable developments since Gershwin 4.0 – such as the deferral of up to an additional $182 million in pension funding obligations because of deficit reduction contribution (“DRC”) relief(18) enacted by Congress for 2004-2005 – Gershwin 4.1 projects that United will generate $606 million less in net cash flow and $776 million less in operating earnings in 2004 than was previously forecast as recently as in December 2003.  (Id. ¶ 21)

Thus, United simply cannot afford to lose the projected 1114 savings built into Gershwin 4.1.  Nor can United run the risk that the ATSB or the Company’s exit lenders will accept anything less with respect to reducing costs that are so out of line with those of the Company’s competitors and comparably-sized companies in other industries.  (Snyder Decl. (Ex. 2) ¶¶  15 - 16, 26 - 27, 32 - 33; Falk Decl. (Ex. 1); see page 36)

(18) Under federal law, companies are required to make “deficit reduction contributions” to their pension plans if funding for the present value of accrued benefits falls below certain levels.  Under the recently enacted Pension Funding Equity Act, airlines can defer these contributions into 2006 and beyond.

4.                                      Section 1114 Relief Has Proven Unavoidably Necessary as One of the Final Steps Toward United’s Successful Reorganization.

United brings this Section 1114 motion at this late date for a simple reason – the Company has explored and implemented every other feasible, fair and equitable cost-cutting option at its disposal in an attempt to avoid this day.  United has otherwise heeded the requirements of the ATSB and capital markets by revamping virtually every other aspect of what was the highest cost structure in the airline industry.  Thus, United is on track to reduce its cash costs by almost $5 billion per year:

Exhibit 24.             ANNUAL CASH SAVINGS FROM RESTRUCTURING PROCESS.

It is no exaggeration to say that United’s cost-cutting and profit-boosting efforts have now been pursued in every aspect of United’s business and with virtually every significant constituency except for one – former employees who retired prior to July 1, 2003.

a.                                       $2.5 Billion in Average Annual Labor Cash Savings.

Through extensive negotiations during the Section 1113 process, United and all its unions consensually modified the Company’s collective bargaining agreements (“CBAs”).

(Declaration of Peter B. Kain (“Kain Decl.”) (Ex. 8) ¶ 3)  These new CBAs fairly and equitably satisfied the Company’s need for long-term, permanent labor cost savings in four ways:

First, all of United’s unionized employees took significant pay reductions, ranging from 9 percent (for flight attendants) to over 35 percent (for the Company’s highest-paid pilots).  (Id. ¶ 8)

Second, many outdated and inefficient work rules were relaxed or eliminated.  Pilots and flight attendants now work longer schedules, vacation overrides no longer exist and highly-skilled mechanics are no longer receiving and dispatching aircraft.  (Informational Brief at 11 - 12; Section 1113 Memorandum at 50 - 53)  Culling this thicket of work rules has powered the productivity of United’s employees past that of the workers at the Company’s two largest rivals:

Exhibit 25.             UNITED’S WORK RULE IMPROVEMENTS HAVE RESULTED IN DRAMATIC PRODUCTIVITY INCREASES.

Third, current employees agreed to (i) a common medical plan for active employees, (ii) begin paying a portion of the cost of their health care coverage, and (iii) the same uniform retiree health benefits plan for employees who retire after July 1, 2003 that United now proposes for employees who retired prior to July 1, 2003.  (Kain Decl. (Ex. 8) ¶ 8; Grady Decl. (Ex. 4) ¶¶ 11 - 13)  United’s pilots and flight attendants also agreed to pension plan modifications that, in conjunction with pay reductions, will help reduce the Company’s 2003 – 2008 obligations by approximately $1.2 billion.

Fourth, the modifications provided strategic flexibility such that United was able to launch “Ted” to compete directly with low cost carriers (“LCCs”) and, in the future, will be able to adjust the size of the work force more freely when required by economic circumstances, use more and bigger regional jets and enter into more ambitious code and revenue sharing agreements.  (Kain Decl. (Ex. 8) ¶ 8)

United’s salaried and management employees also made critical contributions to the Company’s future.  Although the SAM employees who remained at United as it prepared to file for bankruptcy were already being paid appreciably below market value, United reduced their compensation as one of its first actions in Chapter 11, imposing a 2.8 percent compensation reduction for employees earning less than $30,000 per year and progressively increasing that reduction to approximately 11 percent for the highest-paid SAM employees.  (Declaration of Sara Fields (“Fields Decl.”) (Ex. 9) ¶ 8)  Furthermore, the Company modified the medical and dental plans of the active SAM employees, as well as increasing their premium contributions.  (Id.)  United also shrunk its SAM work force by an additional 1,000 jobs in early 2003 (after cutting 3,800 jobs from September 11, 2001 through December 8, 2002), resulting in longer work schedules and increased responsibilities for the remaining SAM employees.  (Id. ¶ 14)  All told, from 2003 – 2008 these changes are saving the Company an average of $332 million per year.  (Id. ¶ 13)

In all, the sacrifices made by United’s active employees in responsibly rising to the challenges posed by United’s bankruptcy have reduced the Company’s single largest cost by 32 percent:

Exhibit 26.             AVERAGE ANNUAL CASH SAVINGS FROM 2003 TO 2008 FROM REVISED LABOR AGREEMENTS AND SAM RESTRUCTURING.

b.                                       $900 Million in Annual Section 1110 Cash Savings.

The Company has now completed the process of reducing the cost of 463 aircraft covered by Section 1110, subject to finalizing (and receiving the Court’s approval of) its deal with the “Chapman Group.”  (Declaration of Steven A. Carlson (“Carlson Decl.”) (Ex. 10) ¶¶ 5 - 10)  United is on track to reduce its fleet by 75 excess aircraft.  Overall, United will reduce its aircraft financing cash costs by 44 percent from $2.1 to $1.2 billion on average annually from 2003 - 2008.  (Id. ¶ 11)

c.                                       $1.8 Billion in Profit Improvements from Business Transformation Office Initiatives.

In November 2002, United established a Business Transformation Office (“BTO”) to conduct a top-to-bottom review of the Company’s operations.  (Declaration of Amos Kazzaz (“Kazzaz Decl.”) (Ex. 14) ¶ 4)  The BTO’s task has been two-fold.  First, the BTO has pursued revenue enhancement opportunities (such as the implementation of the US Airways codeshare, increased fees for excess baggage, and automating ticket refunds and exchanges) and potential areas of cost savings (such as negotiating lower prices from vendors, optimizing fuel consumption and carrying less inventory).  (Id. ¶ 5)  Second, the BTO has scrutinized every single business division to determine how best to close any and all gaps between each division’s performance and the “best practices” at other airlines and in other industries.  (Id.)  In addition to $900 million in projected annual revenue improvements, the BTO’s efforts will ultimately result in $900 million of annual cost savings:

Exhibit 27.             SAVINGS FROM BUSINESS TRANSFORMATION COST REDUCTION PROJECTS.

d.                                       Over $350 Million Annually from Renegotiated United Express Carrier Contracts.

In 2003, United reached new “United Express” (UAX) agreements with SkyWest, Air Wisconsin, Trans States and Mesa Air Group.  (Declaration of Gregory P. Kaldahl (“Kaldahl Decl.”) (Ex. 12) ¶ 4)  These contracts fundamentally changed how the Company compensates its UAX partners.  First, because the Company bases its payments on a UAX carrier’s costs, United benchmarked each carrier’s component costs against market rates and, in every instance, insisted that all above-market costs be reduced to prevailing market rates.  (Id. ¶ 8)  Second, instead of paying a set fee per departure, the Company now receives credits for the efficiencies that come from increased utilization of planes.  (Id. ¶ 4)  Third, United reduced the margins it pays to its UAX partners.  (Id.)

United was unable to reach a similar agreement with Atlantic Coast Airlines (“ACA”), the largest UAX carrier.  Instead, pursuant to this Court’s April 16, 2004 Order, United will replace ACA with a combination of six regional airlines, resulting in additional savings.  (Id. ¶¶ 10 - 11)  Thus, all told, the new UAX contracts will provide over $350 million in annual savings by 2008:

Exhibit 28.             PROJECTED ANNUAL SAVINGS FROM UAX AGREEMENTS.

e.                                       $50 Million from Municipal Bond Holders.

At the time of its bankruptcy filing, United owed approximately $104 million in annual interest payments on $1.7 billion in outstanding principal to various municipal bond holders.  (Declaration of Jeffrey T. Kawalsky (“Kawalsky Decl.”) (Ex. 13) ¶ 3)  Seeking Court approval when necessary, United has avoided having to make a large portion of these payments based on the Company’s view that these “bonds” were essentially financing instruments (as opposed to “true” leases).  (Id. ¶ 4)  To date, this effort has resulted in approximately $840 million of United’s municipal bond obligations being classified as pre-petition debt.  Moreover, the Company is saving approximately $50 million per year in interest payments.  (Id. ¶ 10)

f.                                         Meeting the 2004 Cash Flow Commitments in Gershwin 4.0.

On top of all these other savings, the Company definitively swept the cupboard bare at the end of 2003.  (Kazzaz Decl. (Ex. 14) ¶ 20)  In mid-December 2003, as the Company was completing its annual roll-up for the 2004 budget, projected operating expenses were combining with anticipated revenue shortfalls to create a $456 million gap between Gershwin 4.0 and the 2004 operating budget.  The largest factor was engine maintenance.  (Id.)

Because United was about to submit Gershwin 4.0 to the ATSB as the predicate for guarantees of the $2.0 billion commitment letter that the Company had just secured, senior management revisited every single aspect of United’s operations to generate additional savings and revenue to close the $456 million gap.  (Id. ¶ 21)  The first step was to eliminate the $100 million contingency the Company had set aside for 2004, consistent with generally accepted financial modeling practice, to allow for deviations from plan.  Next, the Company required each division to search out additional budget cuts, a real challenge given that divisional budgets had already been reduced significantly by BTO initiatives and other cost-saving measures.  (Id. ¶ 22)  In the end, the Company was able to identify enough additional revenue and savings to close the gap, principally out of the operations budget and marketing programs.  (Id.)  It was in the midst of this year-end exercise that the Company’s highest officers arrived at the unpleasant conclusion that they could no longer avoid having to modify retiree medical benefits.  (Id.)(19)

(19) United’s cost-cutting efforts have, of course, been limited to what the Company can legally do.  SAM Committee advisors have suggested throughout the Section 1114 process that United plunder its retiree life insurance fund to gain additional liquidity.  In the opinion of United in-house counsel – supported by the legal opinion of an outside law firm – United has no right to take any monies from the life insurance fund.  (Declaration of Marian Durkin (Ex. 15)  ¶ 4)  United analyzed and investigated this issue both before and during the bankruptcy process.  (Id.)

5.                                      Despite United’s Progress to Date, the Challenging Airline Environment Continues to Mandate Even Deeper Cost Reductions.

Despite United’s many successes in revamping its business model and cost structure, the Company can ill afford to halt the process of bringing its costs down to market-competitive levels whenever and wherever possible.(20)  Industry revenues have remained low in the post-September 11 world, with no indication that they will improve significantly in the near future, much less ever revert to historical highs.  (Kasper Decl. (Ex. 3) ¶ 41)  Worse yet, the competition for the industry’s now-smaller revenue base has become fiercer than ever as network airlines and LCCs fight for a larger piece of a smaller pie.  (Id. ¶ 13)  United’s traditional rivals are all implementing their own plans to become more competitive, just as LCCs are attempting to use their lower costs (and attendant lower fares) to peel away market share from the legacy network carriers.  (Id. ¶ 20)  These pressures leave United no choice but to reduce any and all above-market costs to ensure a successful reorganization.  (Id. ¶ 73)

a.                                       The Overall Revenue Outlook Remains Weak, Notwithstanding United’s Success in Revitalizing Its Brand.

All network carriers have been forced to cope with depressed revenues.  The litany of causes are well-known by now, as evidenced by the carriers’ public filings: (i) the continuing effects of September 11; (ii) the drop in business travel; (iii) the increasing use of the Internet to compare fares; and (iv) continuing competition from LCCs.  (E.g., American Airlines, Inc. 2003 10-K at 26-29; Delta Air Lines, Inc. 2003 10-K at 31-32; Northwest Airlines Corp. 2003 10-K at 8-10; Continental Airlines, Inc. 2003 10-K at 25-26)

(20) Even after wringing out so much costs through BTO initiatives and budget cuts, United continues its quest to root out all inefficiencies and realize any potential savings throughout the Company.  To this end, United has enlisted McKinsey & Co. to identify long-range initiatives that may generate additional savings starting years into the future.  Whether these initiatives will ever bear fruit remains unclear, not least because many of the additional initiatives present revenue implications that must be netted against any savings.  Regardless, these aspirational programs will not take effect until 2007 at the earliest, too late to help United secure the ATSB guarantees and exit financing that are needed now to exit bankruptcy and for the Company to establish its footing outside of bankruptcy.

The most significant effect on airline revenues remains the lingering aftereffects of September 11.  (Kasper Decl. (Ex. 3) ¶ 35)  The terrible tragedy of that day dramatically increased the public’s fear of flying and led to a steep drop in air travel that has not reversed itself.  (Id. ¶ 36)  These concerns are exacerbated any time a terrorism-related news story hits the airwaves or the Department of Homeland Security raises the national threat level.  (Id. ¶ 36)  Finally, the “hassle” of new security measures also has kept down the demand for air travel.  (Id. ¶¶ 37 - 38)  The overall result has been a severe and sustained drop in passengers of proportions that are unprecedented in the history of the airline industry:

Exhibit 29.                                      DECREASE IN REVENUE PASSENGERS AFTER SEPTEMBER 11.

(Kasper Decl. (Ex. 3) ¶ 35)

Business travel has been hit particularly hard.  (Id. ¶ 34)  Many companies have substantially reduced travel budgets and increasingly resorted to alternatives to flying, such as teleconferencing and other multimedia technologies.  (Id.)  Business travelers also tend to be the most deterred from flying by security delays because of less forgiving schedules.  (Id. ¶ 38)  The result has been a precipitous reduction in business travelers for the entire industry, but especially for United:

Exhibit 30.                                      CORPORATE DOMESTIC REVENUE PASSENGER MILES AS PERCENT OF TOTAL.

Indeed, the Business Travel Coalition has concluded that these changes are structural (as opposed to cyclical) and that business travelers are likely never to resume providing the revenue premiums that once were the bread and butter of legacy network carriers.  (Business Travel Coalition, Restructure More Fully, or Die (Mar. 19, 2004) (Ex. 25))

Meanwhile, the Internet has continued to increase the importance of low prices to business and leisure passengers alike.  By magnifying price transparency, travel sites intensify downward pressure on fares as potential fliers choose more of their flights by price to the exclusion of other factors.  This trend has accelerated rapidly during the last several years, with over twenty percent of all tickets now being purchased through the Internet.  (Kasper Decl. (Ex.

3) ¶ 59; see also Unisys Corporation, The Merchant Model – How the Internet Is Changing Airline Sales and Distribution at 9, 17 (Jan. 2004))

The inescapable bottom line is that airline revenues have sharply dropped from historical levels and are not coming back anytime soon, if ever.  (Kasper Decl. (Ex. 3) ¶ 41)  Historically, industry revenues have ranged between 0.25 and 0.30 percent of the United States Gross Domestic Product (“GDP”).  Since September 11, however, revenues have lingered at around 0.20 percent of the GDP:

Exhibit 31.                                      U.S. AIRLINE REVENUES AS A PERCENTAGE OF U.S. GDP.

(Id. ¶ 39)  When – or if – revenues will return to their historical norms cannot be predicted.

Meanwhile, simply waiting and hoping has not been an option.  Over the last year, United has introduced a number of promotions and programs designed to bolster revenues, attract additional customers and build brand loyalty.  For example, United has offered free roundtrip economy tickets for passengers who purchase three business-fare tickets and has announced special 48-hour sales to boost revenues.  The Company has also: (i) simplified business fares; (ii) increased fares on routes that are less price-sensitive; (iii) limited the number of dates its lowest fares are available; and (iv) taken other reasonable steps to increase revenues for each ticket sold.  Aggressive marketing campaigns and more targeted advertisements are also helping United to recapture its traditional share of business travelers:

Exhibit 32.                                      CHANGE IN DOMESTIC BUSINESS REVENUE YEAR-OVER-YEAR.

These focused efforts have helped United outpace the industry in terms of overall revenue growth – no small feat in such a challenging revenue environment:

Exhibit 33.                                      SYSTEM PASSENGER UNIT REVENUE VS. PRIOR YEAR.

Nevertheless, United must continue to proceed forthwith to cut any remaining above-market costs to adapt to the prospect of perpetually reduced revenues.  (Id. ¶ 67)  In view of how volatile revenues have been – both historically and particularly over the last few years – the capital markets will not allow United (or any other airline) to proffer an aggressive revenue outlook to justify a business plan.  (Kasper Decl. (Ex. 3) ¶ 41) (Snyder Decl. (Ex. 2) ¶ 24)  Instead, prospective lenders are measuring United’s ability to repay a loan against consensus revenue projections and forecasts, including severe “downside” scenarios.  (Snyder Decl. ¶ 24)

b.                                       United Must Continue to Meet the Formidable Competition Posed by Low Cost Carriers.

All of the macroeconomic adversities plaguing the industry have taken hold at a time when the competition faced by United has hit an all-time high.  While LCCs already posed a serious competitive challenge when United entered Chapter 11 (Informational Brief at 40-45), they have become even more formidable over the last 17 months.  In fact, in 2003, for the first time ever, LCCs carried more than a quarter of all domestic passengers:

Exhibit 34.                                      LOW COST CARRIERS’ SHARE OF DOMESTIC O&D PASSENGERS, 1990-2003.

(Kasper Decl. (Ex. 3) ¶ 13)  United is now exposed to LCC competition on over 70 percent of its routes and will soon face non-stop LCC competition in 43 of its top 50 domestic revenue-generating markets.  (Id.)  Moreover, LCCs have eaten away at United’s revenue in all five of its hub cities, having increased their share nearly twelve-fold since 1990:

Exhibit 35.                                      REVENUE SHARE OF LCCS AT UNITED HUB CITIES.

	LCCs 1990	LCCs 2002 Q1	LCCs 2003
Chicago	2.3%	22.2%	22.6%
Denver	0%	15.1%	18.5%
Los Angeles	3.3%	20.7%	23.4%
San Francisco	3.4%	20.1%	24.7%
Washington, D.C.	0%	14.2%	18.8%
Average	1.8%	18.5%	21.5%

(Kasper Decl. (Ex. 3) ¶ 18)

To counteract this threat to the Company’s network, United launched “Ted,” a low-fare product offering.  Ted took off in February 2004 and now competes directly against Frontier, Southwest, ATA and the other low-cost carriers.  Kasper Decl. (Ex. 3) ¶ 28)  While offering lower fares and a distinct sub-brand, Ted is fully integrated into United’s network and participates in the same frequent flier program as United.  Targeted at leisure markets where the majority of passengers are price-sensitive vacationers, Ted now operates 16 routes that reach 13 cities.  Ted was well-received in its first three months, with customers filling 82 percent of seats February, 89 percent in March, and 87 percent in April.  (Id. ¶ 33)  As a result of this hard-won flexibility, United has won back market share and measurably improved the financial performance of the operations out of its Denver hub.

But Ted alone will not suffice.  Indeed, the challenge posed by LCCs perhaps best crystallizes United’s need to reduce its retiree health costs.  Although legacy carriers like United enjoy many advantages over LCCs by virtue of their broad networks, no LCC offers any subsidy of retiree health benefits.  (Falk Decl. (Ex. 1) ¶¶ 13 - 21; see pages 5-10.)  LCCs thus enjoy an enormous cost advantage on this score alone, as United must pay hundreds of millions dollars annually to support its retirees while LCCs pay nothing.  (Kasper Decl. (Ex. 3) ¶ 66; Falk Decl. (Ex. 1) ¶¶ 13 - 21)  Although United is stopping short of seeking true parity with LCCs by switching to an access-only plan or eliminating retiree medical benefits altogether, the Company must shrink the gap to become a more viable competitor capable of capturing market share in the face of LCC competition throughout United’s network.  (Kasper Decl. (Ex. 3) ¶ 54)

c.                                       Other Network Carriers Continue to Lower Their Costs, and United Must Do the Same.

As United has transformed its business model to respond to reduced revenues, intensified price competition and LCCs, its traditional competitors have not stood idle.  All the major airlines took drastic steps in response to September 11 and the difficulties of 2002 (Informational Brief at 59 - 64), and they have since intensified their efforts:

•                                          American.  In 2003, American announced a goal of saving $4 billion annually, with $2 billion from strategic initiatives, $1.8 billion from labor cost savings, and $200 million from vendors, suppliers, and creditors.  (American Airlines, Inc. 2003 10-K at 1-2)  American achieved the last two goals in April 2003 and reports progress toward the first goal.  (Id. at 1-2)  American also is expanding its codesharing alliances with other airlines, restructuring its hubs, selling non-core assets to raise cash and otherwise proceeding with its “Turnaround Plan.”  (Id. at 2)

•                                          Delta.  Delta implemented a profit improvement program to increase revenue through revised scheduling, restructured operations at two hubs, entered into a marketing alliance with Northwest and Continental and cut costs.  (Delta Air Lines Inc. 2003 10-K at 32-33)  Despite all of these changes, Delta recently emphasized that its “cost structure is materially higher than the low-cost carriers with which we compete” and higher than those of restructured hub-and-spoke carriers, making “achiev[ing] a competitive cost structure … essential.”  (Delta Air Lines Inc. 1Q 2004 10-Q at 9)  Delta cautioned that without “greater reductions in unit costs in order to achieve a competitive cost structure,” it may have to follow the lead of United, US Airways, and so many other airlines over the last couple decades:

Continued losses of the magnitude experienced in 2003 and the March 2004 quarter are unsustainable over the long term, and we have significant obligations due in 2005 and thereafter. If we cannot achieve a competitive cost structure, regain sustained profitability and access the capital markets on acceptable terms, we will need to pursue alternative courses of action intended to make us viable for the long-term, including the possibility of seeking to restructure our costs under Chapter 11 of the U.S. Bankruptcy Code.

(Id.)

•                                          Northwest.  Northwest has engaged in eight rounds of costs savings since early 2001, resulting in cost reductions totaling $1.6 billion.  (Northwest Airlines Corp. 2003 10-K at 25)  Northwest is also bolstering revenue through domestic alliances with Delta and Continental and is in active negotiations with its unions to achieve labor cost reductions, which it considers to be its “key challenge.” (Id.; Northwest Airlines, JP Morgan 2004 Airline Conference Presentation (Mar. 2, 2004)

•                                          Continental.  In August 2002, Continental launched an initiative that it claims improved profits by $400 million annually.  (Continental Airlines March 19, 2004 Press Release)  In March 2003, Continental announced a new program to save $500 million annually through reducing its workforce and other changes.  (Id.; Continental Airlines, Investor Update (Apr. 15, 2004))  Continental also entered into a domestic alliance with Delta and Northwest.

On May 18, 2004, Continental announced that it was “considering additional furloughs, wage and benefit concessions and reduced pension funding.”  According to CEO Gordon Bethune, while Continental “may be faring better than our financial weaker competitors, none of us can afford to operate with these high fuel costs.  If we are not successful in passing along these exorbitant fuel costs through higher fares, we will ultimately be forced to seek significant wage and benefit concessions and furloughs of our dedicated and hard working co-workers in order to survive.”  (Continental Airlines May 18, 2004 Press Release (Ex. 26))

In short, United’s competitors have been keeping pace in reducing costs:

Exhibit 36.                                      2004 Q1 VS 2002 Q1 CASM.

(Kasper Decl. (Ex. 3) ¶ 48)  With other carriers not letting up in their efforts to reduce costs wherever possible, United must do the same, especially with respect to above-market expenses.  (Id. ¶ 6)  More fundamentally, cost-cutting cannot be relegated to a one-time, short-term and/or temporary event, but must become ingrained as part of United’s new corporate culture.  Against this backdrop, there is simply no reason to except retiree healthcare from United’s overarching need to develop a competitive and sustainable cost structure for such benefits going forward.  To the contrary, exit lenders and the capital markets are requiring the Company to take every responsible step to control its costs.  In many critical respects, the Company’s Section 1114 motion presents a test case for whether United and its constituencies really have adapted to how much the industry has genuinely changed.

d.                                       Recent Setbacks at US Airways Remove Any Reasonable Doubt That United Must Continue to Cut Costs Wherever Possible.

US Airways’ recent difficulties corroborate that ongoing revenue weakness and increased competition continue to pose formidable problems for the industry.  US Airways slashed $1.9 billion in costs in bankruptcy – $1.0 billion from labor, $500 million from renegotiated aircraft debt and leases, and $400 million from vendor renegotiations, management concessions, and “process re-engineering efforts” – and erased $2.4 billion in debt from its balance sheet.  (US Airways March 31, 2003 Press Release)  Its exit financing included a $1 billion loan, $900 million of which was backed by ATSB loan guarantees.  (Id.)  Yet all of the cost-cutting and fresh cash proved not to be enough:

•                                          On February 6, 2004, US Airways revealed that it would be necessary to reduce its CASM by at least another 25 percent, meaning that “[e]verything is on the table, from distribution costs, to labor costs, to how we schedule our airline.”  (US Airways February 6, 2004 Press Release)

•                                          Shortly thereafter, the ATSB agreed to relax US Airways’ financial covenants.  (US Airways March 12, 2004 Press Release)  Nevertheless, US Airways’ auditor reported that there was “substantial doubt about its ability to continue as a going concern.”  (Id.)

•                                          Then US Airways’ CEO and CFO both resigned in the hope that fresh faces at the top would facilitate another round of renegotiations of the airline’s CBAs.  (US Airways April 19, 2004 Press Release; Keith L. Alexander, CFO Steps Down at US Airways, Washington Post, May 4, 2004, at E4).

•                                          Rating agencies subsequently downgraded US Airways’ credit rating, permitting the financier of the 170 regional jets central to the airline’s restructuring to pull its commitment.  (Barbara De Lollis, S & P lowers US Airways’ debt rating at crucial time, USA Today, May 6, 2004; US Airways Debt Downgraded, Stirring Doubt on Jet Financing, N.Y. Times, May 6, 2004)

•                                          On May 5, 2004, US Airways briefed its unions on the additional $800 million in labor savings targeted by the company.  $50 million of this total would come from changes to medical benefits for its retired workers.  (Dan Fitzpatrick, US Airways wants more concessions from unions, Pittsburgh Post-Gazette, May 13, 2004 (Ex. 20))

•                                          On May 7, 2004 US Airways cautioned that, unless its unions came around to modifying their CBAs so as to reduce US Airways’ CASM “to levels competitive with low-cost carriers such as America West and JetBlue,”  the airline would be forced to “reexamine its strategic options, including but not limited to asset sales or a judicial restructuring.”  (US Airways 10-Q For 1Q 2004 at 13 (May 7, 2004))

In other words, despite all of US Airways’ efforts in Chapter 11, this once-proud carrier now confronts the bleak prospect of “Chapter 22.”  This unfortunate series of events at a competitor which had already gone so far as to terminate its largest employee pension plan only underscores the pressure on United to cut its costs as deeply as necessary to safeguard against a roundtrip back into bankruptcy.  Indeed, although one influential market analyst continues to believe that United will “succeed in getting its critical government loan guarantee approval passed,” he “can’t help but think that, as US Airways struggles to restructure and the ATSB increasingly frets about its largest loan position, this may weigh on the UAL deliberations.”  (UBS Investment Research, U.S. Airline Equity Research at 4 (April 14, 2004))  Especially against the backdrop of these recent events, United simply cannot afford the financial risks associated with the industry’s most costly retiree welfare benefits.

C.                                    United’s Proposed Modifications Treat Retirees and All Stakeholders Fairly and Equitably (Requirement 4).

In essence, United proposes only that current retirees participate alongside every other stakeholder in contributing to the Company’s successful reorganization.  United has asked its retirees to add no more than their fair share to the contributions already made by United’s active employees and other stakeholders.  The proposed changes are (i) the same that United’s unions agreed to for future retirees, (ii) comparable (and, in many cases, superior) to what retirees at financially robust companies receive; and (iii) far less severe than those implemented by other companies in Chapter 11.  See pages 10-15.  Moreover, putting its current retirees on the same uniform plan as its future retirees will eliminate the disparities that presently exist among the Company’s numerous and varying current retiree medical plans.

1.                                      All Other Significant Stakeholders Are Already Participating in the Sacrifices to Restructure United Successfully.

All of United’s major stakeholders have agreed to equitable sacrifices to help restructure the Company save one – former employees who retired prior to July 1, 2003.  United’s Section 1114 proposal calls for its current retirees to join in this critical effort – nothing less, but also nothing more.  This readily satisfies Section 1114’s requirement of equity, which means “fairness under the circumstances, not a comparative dollar-for-dollar concession.”  Walway, 69 B.R. at 974.  The purpose of this requirement is to “spread the burden of saving the company to every constituency while ensuring that all sacrifice to a similar degree.”  Carey, 816 F.2d at 90.  A debtor thus need only show that all stakeholders are sacrificing to some degree.  Id.; see also Texas Sheet Metals, 90 B.R. at 269; Indiana Grocery, 138 B.R. at 48 (noting that, because “[c]omparing the specific burdens assumed by . .. . differing parties is like comparing apples to oranges,” bankruptcy courts are “left with only the general guidance that equity means fairness under the circumstances”).

a.                                       The Company’s Active Employees.

The Company’s unionized employees agreed to then-unprecedented changes during the Section 1113(c) process that resulted in nearly $2.2 billion of average annual cost savings from 2003 through 2008.  See pages 45-48.  United’s salaried and management (“SAM”) employees are no less deserving of praise for the substantial contributions they have made toward United’s restructuring.  See page 47.  In particular, the Company’s SAM employees did not receive raises in 2002, were the first employees to receive pay cuts at the outset of these proceedings, and have not received general raises in 2003 or 2004.  (Fields Decl. (Ex. 9) ¶¶ 8, 11)  Nor have they received any bonuses since 2001, except for Court-approved retention payments and a success-sharing payout that all active employees received pursuant to a program instituted for SAM and unionized employees during the Section 1113 process.  (Id. ¶ 7)  As a result, SAM employees have fallen even further behind their peers at comparably-sized companies.  (Id. ¶ 11)  Further reductions in management compensation would risk losing key personnel at one of the worst times imaginable – just as the Company is trying to emerge from bankruptcy.  (Id. ¶ 6)  This concern is quite real; Delta recently lost three of its top four executives over the span of four months, prompting the new CEO to “worr[y] about the toll on employee morale created by the turmoil at the top.”  (Delta CEO Says Bankruptcy Avoidable, USA Today, Apr. 26, 2004)

These sacrifices compare favorably to those sought from the Company’s current retirees.  Cf. Carey, 816 F.2d at 90; In re Indiana Grocery Co.,  138 B.R. at 48 (finding management cuts fair and equitable where, if their “salary were much lower, [they] would look for other employment”); In re Allied Delivery Sys. Co., 49 B.R. 700, 702-03 (Bankr N.D. Ohio 1985) (reducing wages for all non-union employees on a graduated scale based on earnings was fair and equitable compared to union reductions); In re Bowen Enters., Inc., 196 B.R. 734, 743 (Bankr. W.D. Pa. 1996) (holding that raising wages of non-union managerial employees was fair and equitable where those wages were lower than the wages of some non-managerial union employees).

b.                                       United’s Other Principal Stakeholders.

All of United’s other principal stakeholders are also making the sacrifices necessary for a successful restructuring:

•                                          Shareholders:  United expects to cancel its current stock when it emerges from Chapter 11 without providing any consideration to shareholders.

•                                          Unsecured Creditors:  United’s bankruptcy will wipe billions of dollars of debt off the Company’s books, leaving its unsecured creditors with claims worth significantly less than the original debt owed to them by United.

•                                          Aircraft Financiers:  As described in the accompanying declaration of Steven Carlson (Ex. 10), United capitalized on the Section 1110 process to save approximately $900 million annually from its aircraft financiers through negotiating lower rates and rejecting planes.

•                                          United Express:  The Company has negotiated new contracts with its United Express partners that will save $350 million annually by 2008.  United’s cost-cutting efforts vis-à-vis its UAX partners are detailed in the accompanying declaration of Greg Kaldahl (Ex. 12).

•                                          Airports and other Real Estate Lessors:  United has renegotiated its agreements with several of its airports, as well as rejecting leases on unneeded real estate such as ticket offices.  The Company’s airport and real estate restructuring to date is expected to save tens of millions of dollars annually and the Company continues to pursue additional opportunities.  The accompanying Declaration of Kathryn Mikells (Ex. 11) walks through these efforts in more detail.

•                                          Vendors:  Airbus and Boeing (United’s aircraft frame vendors) and Pratt & Whitney and International Aero Engines (the Company’s aircraft engine vendors) allowed United to defer $1.4 billion in aircraft and engine purchases between 2002 and 2004.

•                                          Suppliers:  As part of the BTO, sourcing initiatives are expected to save more than $150 million annually from suppliers by 2006.

These sacrifices leave no doubt that United has spread “the burdens of saving the company to every constituency.”  In re Garofalo’s Finer Foods, Inc., 117 B.R. at 370.

2.                                      United’s Proposal Asks That Retirees Contribute No More Than Their Fair Share.

The retirees cannot credibly claim that United is asking them to bear a disproportionate share of the pain of United’s reorganization.  Truth be told, under the circumstances, the Company’s proposal is actually quite modest.  United is not proposing to terminate retiree medical benefits altogether or demanding that retirees pay 100 percent of the costs, as so many other financially distressed companies have done.  See pages 11-15.  And so long as retirees use in-network providers, United is not trying to implement the now-commonplace measure of capping its costs.  (Grady Decl. (Ex. 4) ¶ 20; Falk Decl. (Ex. 1) ¶¶ 47, 103)

Significantly, United’s proposal would put its current retirees on the exact same medical benefits plan as future retirees.  This benefits plan was negotiated between United and its unions as part of Section 1113(c) process, agreed to by each of the unions, and accepted by United’s active unionized employees in ratifying the Restructuring Agreements.  See page 46.  Current retirees, however, would be afforded discounts on their premiums.  See page 20.  They also would fare well in terms of the plans and the premium contributions when compared to retirees elsewhere.  (See pages 24-27; Falk Decl.  (Ex. 1) ¶¶ 120 - 124)

That said, United certainly recognizes that the proposed changes will require retirees to pay more for medical insurance.  These increases are mostly a function of the retirees’ relatively favorable starting point and, in reality, reflect how little United’s retirees presently contribute vis-à-vis their peers to defray the increasingly higher cost of their medical care.  Regardless, the issue before this Court is not whether retirees will be impacted financially by the changes that United is proposing.  Of course they will be, and unavoidably so.

The appropriate inquiry is whether the changes being proposed by United are reasonable when viewed through the broader lens of Chapter 11.  The answer to this question is an emphatic “yes.”  For instance, United’s retirees will remain better off than (a) their counterparts from Continental, Southwest or any of the LCCs, and (b) retirees at other bankrupt companies whose retirement benefits have been terminated.  See pages 14-15, 58-59.  Finally, as the Authorized Representatives already know, United remains receptive to constructive proposals that would not compromise United’s need for retiree benefits savings.

3.                                      United’s Proposal Promotes Equity Among All Groups of Retirees by Adopting One Uniform Medical Benefits Plan.

United’s proposal also promotes equity and fairness among its retirees by replacing the wide array of different plans that presently cover its current retirees with a single uniform plan.  (Grady Decl. (Ex. 4) ¶ 32)  The present plans vary in numerous ways – with different retiree contributions, deductibles, out-of-pocket limits and so on.  (Id. ¶¶ 33 - 50)  With no compelling reason for its retirees to be covered by so many different and unequal plans, United’s proposal fosters fairness, equity and efficiency by eliminating the disparity of plans among the current retirees.  Cf. Allied Delivery, 49 B.R. at 702-03 (reducing higher wages by a greater percentage is fair and equitable); In re Indiana Grocery Co., 138 B.R. at 48 (equalizing wages of two different unions was fair and equitable treatment, even though one union took a larger percentage cut than the other).

D.                                    United Has Provided All of the Information Necessary to Evaluate the Company’s Proposals (Requirement 5).

None of the evidence presented in this Memorandum or the supporting declarations is news to the Authorized Representatives.  To the contrary, United has already provided them with a staggering amount of information, well in excess of the information requested and provided during the Section 1113 process and substantially more than Section 1114(f)(1)(B) requires.  (Pearson Decl. (Ex. 6) ¶ 30; Kain Decl. (Ex. 8) ¶ 4; Declaration of Sang-yul Lee (“Lee Decl.” (Ex. 16) ¶ 112)  United has responded to more than 300 information and document requests, sent out 21 CDs containing over 600 files of electronic data, and produced over 100,000 pages of documents.  (Lee Decl. (Ex. 16) ¶ 119)  The Company also has hosted numerous presentations and question-and-answer sessions about various aspects of the reorganization process with its outside restructuring advisor, its actuary, two Company financial representatives and individuals knowledgeable about the Section 1110 and UAX renegotiation processes.  (Pearson Decl. (Ex. 6) ¶ 48)

Throughout this process, United has sought to make information available as soon as possible.  (Id. ¶ 31)  Whenever any one Authorized Representative has requested information of interest to all Authorized Representatives (such as details about actuarial assumptions, United’s financial status or the proposed common benefits plan), United has made that information available to all of the Authorized Representatives so as to make certain that everyone had the benefit of the information requested regardless of who asked for it.  (Id. )  The Company has also done its best to respond to all requests for information, even those having nothing to do with United’s proposal or the Section 1114 process (such as documents on route profitability and back-up detail on the 1110 process).  (Id.; Lee Decl. (Ex. 16) ¶ 97)  When requests for information were simply too onerous, the Company took a reasonable position, often producing summary information or presentations on the requested topic and always encouraging the Authorized Representatives to follow up and explain what additional information they truly needed.  (Pearson Decl. (Ex. 6) ¶ 32)  More often than not, the Authorized Representatives either never challenged the Company’s position or failed to take up the Company on its offers to strike reasonable compromises.  (Id.)

Stated differently, United ensured that its Authorized Representatives were provided full, complete and up-to-date information on which to base their decisions.  Indeed, it was in United’s own interests to do so.  The Company hoped that providing this information to the Authorized Representatives – even if it was not relevant to the negotiations at hand – would increase the likelihood of a negotiated resolution for the benefit of all concerned.  This approach worked for one of the Authorized Representatives.  AMFA, the Authorized Representative of United’s retired mechanics, acknowledged that United had provided “such relevant information as was necessary for AMFA to evaluate the proposals pursuant to Section 1114(f)(1)(A) and (B).”  (AMFA 1114 Agreement (Ex. 21))  Likewise, on May 6, 2004, the TWU agreed that the Company had gone above and beyond its obligation in providing information.  (Pearson Decl. (Ex. 6) ¶ 45)

In contrast, the AFA, SAM Committee and Pilots Committee sought tens of thousands of documents more relevant to preparing for litigation than conducting a dispassionate evaluation of United’s proposal or the formulation of bona fide counter-proposals.  AMFA shared this view.  In responding to the AFA’s attempt to intimidate AMFA away from the bargaining table, AMFA could not have been clearer about the irrelevance of so many of the Authorized Representatives’ information requests:

Contrary to your predisposed conclusion, AMFA has reviewed all of the relevant information regarding the necessity and equity of United’s proposal.  Indeed, we have received opinions from two separate financial advisors indicating that much of the “tens of thousands of pages of information” requested by some of the employee representatives is irrelevant to the required determination, suggesting that many of such requests are more likely being made to create delay and to obscure the issues for the retirees represented.

(AMFA letter to AFA dated 4/29/04 (Ex. 28))  In these circumstances, United’s comprehensive sharing of information indisputably satisfies Section 1114’s requirements.  See, e.g., Bowen, 196 B.R. at 741 (information-sharing requirement satisfied where debtor promptly provided union with cost analysis of proposed modification and financial information the union requested); Appletree Mkts., 155 B.R. at 438 (debtor fulfilled duty by opening books to union and providing reports and other information enabling union to evaluate the debtor’s proposal and formulate its own); In re Big Sky Transp. Co., 104 B.R. 333, 335 (Bankr. D. Mont. 1989) (requirement satisfied where “the Debtor supplied its financial data and business plans to the union [and] met with union representatives and members to discuss and explain the data”).

E.                                      United Has Negotiated Vigorously with Each and Every Authorized Representative Who Came to the Table in Good Faith and Stands Ready to Continue Meetings at Any Reasonable Time (Requirements 6 and 7).

Shortly after the Court selected the members of the Pilot and SAM Committees, United proposed to convene an initial meeting to present its proposal and begin to explain why modifications were necessary for the Company’s success.  (Pearson Decl. (Ex. 6) ¶ 5)  These initial meetings took place on March 11 and March 17 and were attended by all the

Representatives except for two.(21)  (Id. ¶ 6)  At the initial meetings – and repeatedly thereafter – the Company implored the Authorized Representatives to negotiate.  (Id. ¶ 11)

1.                                      Two Months of “Information Requests.”

Unfortunately, only one Authorized Representative (AMFA) met with the Company in a timely fashion.  (Id. ¶ 12)  Despite this Court’s clear directives on scheduling, the other Authorized Representatives waited two months before commencing any negotiations or discussions with the Company.  (Id. ¶ 17)  The ease with which this entire process could have proceeded is amply demonstrated by the tough but professional bargaining between United and AMFA.  Unlike the Authorized Representatives who insisted upon the extravagant and wasteful exercise of recreating United’s business plan as a precondition to any bargaining, AMFA began  discussions right away to understand the Company’s position and engaged early on in a give-and-take on issues that protected their constituents’ needs.(22)  After several meetings and conversations throughout April and early May, culminating in a final series of hard-fought negotiations, United and AMFA settled on the parameters of a deal that was finalized on May 19.  (Id. ¶ 12)  In that agreement, AMFA expressly acknowledged that the Company had “provided AMFA with such relevant information as was necessary for AMFA to evaluate the proposals pursuant to Section 1114(f)(1)(A) and (B)” and “engaged in good faith negotiations at reasonable times, pursuant to Section 1114(f)(2).”  (AMFA 1114 Agreement (Ex. 21))

(21) The IAM and IFPTE were the only Authorized Representatives not to attend one of these sessions.  (Pearson Decl. (Ex. 6) ¶ 7)  Wordsmithing over the IAM confidentiality agreement postponed IAM’s receipt of the Company’s proposal until March 25 and their initial meeting until April 1.  Confusion within the IFPTE about who would bargain on their behalf delayed their initial meeting until March 31.  (Id.)

(22) AMFA detailed its productive discussions with United in a May 1, 2004 letter to its retirees: “The AMFA Committee has met with Company on numerous occasions in March and April to review the Company proposal, determine if, in fact, modifications are necessary, and to discuss ways to minimize the impact on the AMFA retirees of any relief granted by the Court.  The process has included an extensive review of financial data from the company, medical plan costs, claim experience, and information on proposed plan changes.”  (AMFA Letter to AMFA UAL Retirees dated 5/1/04 (Ex. 29))

Most of the other Authorized Representatives chose the less productive route of submitting extraordinarily far-reaching and non-stop, repetitive “information requests” and then refusing to meet with the Company until these requests were satisfied.  In reality, however, the Company provided all the information necessary to evaluate the Company’s proposal either during or shortly after the introductory sessions.  (Pearson Decl. (Ex. 6) ¶¶ 30, 36)  At the initial meetings, United provided the Authorized Representatives with Gershwin 4.0, the narrative of its business plan and underlying data book submitted to the ATSB, a proposal and accompanying explanation, first-year costing for its proposal, and SPDs for all of the plans United’s proposal seeks to modify.  (Pearson Decl. (Ex. 6) ¶ 8; Lee Decl. (Ex. 16) ¶¶ 10, 89)  United also walked through the Company’s rationale for seeking retiree benefit changes, explained the proposal in detail and suggested a process for further bargaining.  (Pearson Decl. (Ex. 6) ¶ 9)  After these introductory sessions, United made its actuaries (Towers Perrin) available on March 18 and subsequent dates to answer all of the Authorized Representatives’ questions.  (Id. ¶ 49)

In mid-March 2004, United received four separate information requests from AMFA, PAFCA and the SAM and Pilot Committees.  Within eleven days, United produced 184 pages of detailed costing on its proposals, surveys of health care costs and changes to retiree benefit plans made by other companies, pension data for its retirees, analyses of the effects of recent changes to Medicare and additional information.  (Pearson Decl. (Ex. 6) ¶ 36; Marnell Decl. (Ex. 5) ¶¶ 60 - 61; Lee Decl. (Ex. 16) ¶ 58)  Much of this material had to be created from scratch by United and its actuaries to aid the Authorized Representatives.  (Marnell Decl. (Ex. 5) ¶ 60)  By no later than the end of March 2004, the Authorized Representatives had more than enough information to begin negotiations, as AMFA in fact did.

Several of the Authorized Representatives nevertheless chose to bombard United with still more information requests that were ridiculously overbroad or geared solely toward litigating this motion.  This strategy was pursued with special vigor by the SAM and Pilots Committees.  (Pearson Decl. (Ex. 6) ¶ 37)  From March 30 through the end of April, the SAM Committee requested over 150 categories of documents covering virtually every aspect of the Company’s business, including “all documents related to” presentations to the Creditors Committee and DIP lenders, “all documents related to the Section 1110 process,” and still more documents concerning UAX carriers, the municipal bond litigation and BTO projects.  (Id. ¶ 40; see also Lee Decl. (Ex. 16) ¶¶ 27 - 41)  The Pilots Committee issued its own separate requests for 70 categories of documents and information, often with multiple sub-categories.  (Pearson Decl. (Ex. 6) ¶ 42)  The AFA made no pretense about even going through the motions of negotiations, using its 40-plus “informational requests” to obtain litigation-oriented discovery on “hot button” issues such as the salaries and potential bonuses of the Company’s management, the Court-approved Key Employee Retention Plans and who at the Company made the decision to pursue Section 1114 relief (an issue already explored extensively by the Examiner and exhaustively set out in the report filed with the Court).  (Id. ¶ 38)  With the possible exception of the Creditors’ Committee, which has been involved from the outset of these proceedings in all aspects of United’s bankruptcy, no one – not the Company’s unions during the Section 1113 process, its DIP lenders, its exit lenders, the Examiner, or any other party – has ever asked for as much information about United as the Authorized Representatives did.  (Dingboom Decl. (Ex. 7) ¶ 28)

Despite the irrelevance of so many of the requests, United undertook to respond in the hope of taking away any excuse that the Authorized Representatives might ostensibly proffer for not coming to the table.  (Pearson Decl. (Ex. 6) ¶ 37; Lee Decl. (Ex. 16) ¶ 97)  The Company produced hundreds of electronic files by e-mail or on CD, nearly 100,000 pages of hard copy documents in response to the SAM Committee’s requests and another 3,000 pages in response to the Pilot Committee’s requests.  (Pearson Decl. (Ex. 6) ¶¶ 43 - 44; Lee Decl. (Ex. 16) ¶ 119)  Even the AFA acknowledged that, as of April 22, United had provided “tens of thousands of pages of information.”  (AFA letter to AMFA dated 4/22/04 (Ex. 17))  That most of this material had little relevance to the Company’s proposal is best demonstrated by how (i) counsel for the Pilots Committee made only a single, one-hour visit to review the 100,000 or so pages of documents produced by the Company, and (ii) not a single one of the Authorized Representatives besides the SAM and Pilots Committees asked to review any of the documents.  (Pearson Decl. (Ex. 6) ¶ 44)

At the SAM Committee’s request, United also made available for presentations and question-and-answer sessions the Company’s restructuring advisor (Rothschild Inc.), two high-ranking employees from the Company’s financial group (on two different occasions), Company consultants on Section 1110 matters (on two separate occasions), two Company representatives to discuss pension issues, a representative on revenue, and two different representatives on BTO initiatives.  (Pearson Decl. (Ex. 6) ¶ 48; Lee Decl. (Ex. 16) ¶¶ 27, 33, 92)  United also provided information to the Authorized Representatives on its own initiative as it became available, such as Gershwin 4.1 and the Company’s 10-Q filing.  (Pearson Decl. (Ex. 6) ¶ 47; Lee Decl. (Ex. 16) ¶ 99)

Throughout the first two months of this process, the Company continually asked the Authorized Representatives to meet and bargain, only to be met with silence or claims that the Authorized Representatives needed still more documents and more time to study the information that United had produced.  (Pearson Decl. (Ex. 6) ¶ 16)  Why all the Authorized Representatives except for AMFA had adopted this posture became apparent on May 5, 2004, when the AFA posted a letter on its website deriding AMFA’s “deci[sion] to start negotiations” as “a strategic mistake that threatens to undercut the position of all the other employees, including the Flight Attendants, in trying to limit or avoid the Company’s proposed cuts to retiree medical benefits.”  The AFA’s letter went on to describe AMFA’s negotiations as “counterproductive” and “reckless.”(23)

2.                                      The “Negotiations” Begin.

Finally, on May 14 – two months after United first made its proposal and just a week before this motion was due – the Authorized Representatives other than AMFA began “negotiations” with the Company as a “Coalition.”  (Pearson Decl. (Ex. 6) ¶ 17)  Unfortunately, these meetings amounted to little more than window dressing.  The Coalition first presented a “counter-proposal” on May 14 that, by its own count, provided only $14.2 million in cash savings in 2006-07 plus $85 million from retiree life insurance assets for a total of approximately $100 million in cash savings over three years (or just 27% percent of what United is seeking)  (Marnell Decl. (Ex. 5) ¶ 48)  In addition, the counter-proposal included a provision that the retirees would receive the full value of the Medicare Part D subsidy, a contemplated subsidy (not to be paid until 2006, if then) intended to induce employers to offer prescription drug coverage to Medicare eligible retirees.  Because the value of the contemplated subsidy is more than the savings from the first counterproposal, United actually would have lost ground by agreeing to the Coalition’s offer.

On May 17, the next business day, United responded with a counterproposal that marked a significant move from the Company’s opening proposal.  (Pearson Decl.  (Ex. 6) ¶ 20)  United’s counterproposal:  (i) offered reduced contribution levels; (ii) incorporated the Coalition’s proposal to terminate retiree life insurance

(23) A subsequent message to active flight attendants posted by the AFA on its web site parroted the earlier letter’s language.  (AFA, Dear AFA Transcript, May 7, 2004 (Ex. 30))

benefits and credit the excess funding to the current retirees (even though United did not agree that terminating retiree life insurance benefits was the best way to address the Company’s need for cash savings); and (iii) agreed that medical benefits for current retirees would be the same as for individuals who retired under the time period of the current collective bargaining agreements (and for SAM until May 1, 2009).  (Id. ¶¶ 20-21)

3.                                      The Coalition’s Second Proposal.

The Coalition did not respond until the afternoon of May 18.  This time, it claimed to be saving United $49.7 million per year in cash savings from 2005 - 2010 (or 80% percent of what United was seeking from 2004 – 2010, starting a year earlier).  (Marnell Decl. (Ex. 5) ¶ 49)  In reality, however, the Coalition’s second counterproposal would save United only half what the Coalition claims – $25.6 million per year from 2005-2010 (or only 41% percent of what United requires).  (Id.)

The Coalition’s proposal was also riddled with defects, inequities, speculative terms and inflated and inconsistent numbers.  The “high points” were (i) no plan design changes for post-Medicare retirees and only partially implementing plan design changes for pre-Medicare retirees; (ii) additional contributions from current retirees from 2006-09 only, with a “snap back” in 2010; (iii) counting Medicare Part D drug subsidies as a full quarter of the “savings” to be credited to the retirees; and (iv) requiring United to offer reemployment to workers who retired between January - June 2003, with full seniority.  The Coalition even went so far as to propose “premium averaging” that would effectively transfer a portion of the cost for current retirees’ medical benefits to active employees and future retirees.  Finally, the Company is unable to discern how the Coalition calculated the amount of savings attributed to plan design changes, and the coverage ratios that the Authorized Representatives claim flow from the Coalition proposals are both inaccurate and fall well short of the minimum ratios required for exit financing.

4.                                      United Makes Several Last Attempts to Reach a Consensual Agreement.

United again responded on the same day with a second proposal.  Because the Coalition’s second proposal did not amount to a significant improvement over their first proposal, United again proposed annualized savings of $57 million (Marnell Decl. (Ex. 5) ¶¶ 7, 10).  But the Company agreed to: (i) not terminate retiree medical benefits except through bankruptcy proceedings; (ii) accept changes to the methodology of premium equivalent determinations as long as the Coalition agreed to the common plan design; and (iii) reduce contributions for current retirees based on the retirees’ number of years since retirement.  (Pearson Decl. (Ex. 6) ¶ 23)  After taking a short break from the negotiations – and without engaging in any meaningful dialogue over the Company’s proposal – the Coalition flatly refused to bargain any further unless the Company moved further off of this last proposal.  (Id. ¶ 24)

On May 20, 2004, in a final attempt to avoid litigation and despite the Coalition’s outright refusal to bargain, United bid against itself with yet another proposal.  (Pearson Decl. (Ex. 6) ¶ 27)  United offered a 10 percent discount on the cash savings targeted by the Company’s May 18 proposal in return for a consensual agreement before the Company filed its Section 1114 Motion.  (Id.)  The Company’s proposal provided that: (i) the Coalition could allocate the resulting $4.02 million reduction in cost savings to reduce retiree contributions among the retiree groups however it wanted; (ii) the medical benefits of current retirees would be linked to those of future retirees, and would change whenever the benefits of future retirees changed; and (iii) a portion of retiree contributions would be rebated to retirees for years in which the Company reached profit sharing targets.  Despite these significant and unreciprocated moves from the Company’s prior proposals, the retirees persisted in refusing to negotiate.  (Id.)

*                                         *                                         *

In the end, despite being greeted with silence or woefully inadequate proposals, Company representatives have stood ready to meet with all Authorized Representatives since March 11 in the hope of negotiating a consensual agreement.  (Pearson Decl. (Ex. 6) ¶ 29)  Without exception, United has bargained with the Authorized Representatives at any time they agreed to make themselves available.  (Id.)  United has shown flexibility by adjusting, consistent with the Company’s need for savings, to suggestions regarding the Company’s proposal.  In particular, United did not give the Authorized Representatives a “take it or leave it” proposal on either the contribution percentages for different groups of retirees, or even on each group’s total savings.  (Id. ¶ 11)  United explicitly told all the Authorized Representatives that the Company would bargain over the total amount of savings in its opening proposal and would consider different contribution structures the Authorized Representatives might wish to suggest so long as they produced the savings that United required from the Section 1114 process.  (Id.)  Indeed, the negotiations with AMFA demonstrate United’s willingness to entertain alternative proposals and compromise in an effort to reach a negotiated outcome.  (Id.)

Despite today’s filing, United will continue negotiating with all its Authorized Representatives in the sincere hope that the Court will never have to decide this motion.  In short, United has more than satisfied its statutory burden.  See, e.g., Garofalo’s, Inc., 117 B.R. at 372 (finding that debtor had negotiated in good faith even though it met with unions only three times); In re Royal Composing Room, Inc., 62 B. R. 403, 409 (Bankr. S.D.N.Y. 1986) (granting rejection where debtors held only three meetings with union, each lasting no more than an hour or two), aff’d, 78 B.R. 671 (S.D.N.Y. 1987), aff’d, 848 F.2d 345 (2d Cir. 1988); In re Century Brass Prods., Inc., 55 B.R. 712, 716 (D. Conn. 1985) (holding that debtor bargained in good faith even though there were only four days between the proposal and the filing of application), rev’d on other grounds,  795 F. 2d 265 (2d Cir. 1986).

F.                                      The Authorized Representatives Have No Good Cause for Refusing to Accept United’s Proposal (Requirement 8).

United did not make the decision to pursue modifications to its retiree health benefits lightly.  The Company carefully and thoroughly explored all of its other options before reluctantly concluding that the proposed changes proved necessary for a successful restructuring.  The Company shares its retirees’ disappointment that retirees on fixed incomes now have to join in the sacrifice of reinvigorating United into a profitable enterprise.  But the retirees’ displeasure over the changes being requested does not give them “good cause” to reject United’s proposal.  The retirees cannot base their rejection “from the standpoint of [their] self-interest.”  Rather, everyone’s focus must remain on achieving what is necessary to permit reorganization under Chapter 11:

the Union [or retiree group] may often have a principled reason for deciding to reject the debtor’s proposal and which may, when viewed subjectively and from the standpoint of its self-interest, be a perfectly good reason.  However, the court must review the Union’s [or retirees’] rejection utilizing an objective standard which narrowly construes the phrase “without good cause” in light of the main purpose of Chapter 11, namely reorganization of financially distressed businesses.

In re Salt Creek Freightways, 47 B.R. 835, 840 (Bankr. D. Wyo. 1985); see also In re Kentucky Truck Sales, Inc., 52 B.R. 797, 805 (Bankr. W.D. Ky. 1985) (holding that the “good cause” requirement must be interpreted narrowly).

1.                                      The IFPTE Is Estopped From Rejecting United’s Proposal.

For the IFPTE, the issue of good cause is black and white.  Despite United’s repeated requests, the IFPTE’s failure to show up for any negotiations with United (Pearson Decl. (Ex. 6) ¶ 17) per se amounts to lack of good cause.  See Carey, 816 F.2d at 91-92 (union’s tactic of “stonewalling” company’s Section 1113 negotiations violated the good cause requirement); In re Horsehead Indus., Inc., 300 B.R. at 589 (holding that, by virtue its “unilateral refusal to negotiate, leading to the de facto rejection of the Debtors’ opening proposal,” union “lacked good cause” to reject Section 1113 and 1114 proposals); In re Sierra Steel Corp., 88 B.R. 337, 341 (D. Colo. 1988) (holding that union acted without good cause by having “refrained from responding to the Debtor’s proposal, ignored Debtor’s requests for cooperation, refused to enter into negotiations, and effectively ‘stonewalled’ Debtor’s efforts to achieve necessary modifications of the Bargaining Agreement”).  Like the unions in Carey, Horsehead Industries, and Sierra Steel, the IFPTE disregarded United’s repeated invitations to engage in a productive dialogue over the Company’s proposal.  This failure alone suffices to preclude the IFPTE from now asserting that it nevertheless retains good cause to reject the proposal.

2.                                      The Remaining Representatives Also Lack Good Cause.

As for those retirees whose Authorized Representatives did make a show of engaging in negotiations, courts repeatedly have recognized that, when the proposed modifications are “necessary” and “fair and equitable,” the unions (or, in this case, retirees) have no good cause to reject them.  See Walway, 69 B.R. at 974 (“The legislative history of § 1113 indicates that ‘good cause’ is not a barrier to rejection if the proposal contains the specified ‘necessary’ modifications.”); Allied Delivery Sys., 49 B.R. at 704 (“If the proposal is necessary and is fair and equitable . . . then the union’s refusal to accept it on the basis that the proposal is unjust .. . . is not for good cause.”).  Here, United is asking its current retirees to contribute, in a relatively modest but nevertheless important way, to the Company’s restructuring.  The proposed modifications produce savings required to meet United’s critical and immediate cash needs, create a competitive cost structure, and transform its business into a sustainable enterprise going forward.  See GCI, 131 B.R. at 697 (where debtor’s need for savings was real and immediate, union lacked good cause to reject debtor’s proposal simply because the union considered the proposed change “sacred”).

Notably, United’s proposal achieves this result at a reasonable cost to current retirees, particularly when compared to the more drastic measures that many other companies have taken to reduce retiree health costs, outside and inside of bankruptcy.  See pages 11-15; (Falk Decl. (Ex. 1) ¶¶ 9, 37, 45 - 50)  United elected not to eliminate retiree health benefits, an approach that would have yielded additional savings and been consistent with general market and industry trends.  Nor does United seek to be “best in class.”  Even with its proposed modifications, United’s retiree health costs will remain above-average for the airline industry.  (Id. ¶ 20)  In the end, United’s proposal simply puts the benefits of the Company’s retirees more in line with those at other airlines and other businesses (and, in the process, leaves United’s retiree health costs above those at US Airways, Continental, Northwest, and all the low-cost carriers).  See pages 24-27.

Moreover, the burden that United now asks its retirees to bear is indisputably commensurate to the sacrifices already made by United’s other principal stakeholders.  Because United is not seeking any more from its retirees than what the Company truly needs, United’s retirees have no “good cause” to assert that they alone should emerge unscathed from the restructuring process.  See Big Sky, 104 B.R. at 337 (union had no good cause to reject the company’s proposal where “all parties in some form or another are presently assisting in the reorganization effort”).

G.            The Balance of the Equities Favors United’s Proposal (Requirement 9).

The balance of the equities also favors modifying United’s retiree medical benefits.  United requires the savings to achieve the competitive costs required to restructure successfully to the benefit of its millions of customers, tens of thousands of active employees and current retirees, and all other stakeholders.  Denying the motion only heightens the risk that the ATSB will deny the loan guarantees that are so critical to the Company’s future.

In determining whether the balance of the equities favors modification of retiree benefits, courts look to five separate factors:(24)

1.                                       the likelihood and consequences of liquidation if modification is not permitted;

2.                                       the cost-spreading abilities of the various parties, taking into account the number of retirees covered by the retiree benefits and how various retirees’ benefits compare to those of others in the industry;

3.                                       the likely reduction in value of creditors’ claims if the current retiree benefits remain unmodified;

4.                                       the possibility and likely effect of any retiree claims for breach of contract if modification is approved; and

5.                                       the good and bad faith of the parties in dealing with the debtor’s financial dilemma.

See Carey, 816 F.2d at 93 (citing NLRB v. Bildisco & Bildisco, 465 U.S. 513, 525-26 (1984)); Texas Sheet Metals, 90 B.R. at 272.  Courts view each factor through the lens of Chapter 11 and its underlying purpose:  “the primary question in a balancing test is the effect the rejection of the agreement will have on the debtor’s prospects for reorganization.”  Kentucky Truck, 52 B.R. at 806; see Bildisco, 465 U.S. at 527 (balancing of the equities must be undertaken in light of the ultimate goal of Chapter 11 – the success of the reorganization).

1.                                      Leaving Retiree Medical Benefits Unmodified Would Endanger United’s Exit Financing and Long-Term Prospects.

United requires the savings from modifying retiree medical benefits to meet the requirements of the capital markets and ATSB.  The Company included Section 1114 savings in Gershwin 4.0 (on which Citibank and JPMorgan based their exit financing commitments)

(24) These factors are the same as under Section 1113(c).  Under Section 1113(c), courts also consider a sixth factor, “the likelihood and consequences of a strike if the bargaining agreement is voided,” that does not apply to Section 1114(g).

precisely for that reason, and the need for those savings has since grown largely because of higher fuel costs.  Failing to achieve Section 1114 modifications on such clear-cut financial issues could well lead United’s lenders to reconsider their commitments and have a negative impact on the ATSB process.  (Snyder Decl. (Ex. 2) ¶¶ 14, 16, 22, 32 - 34, 38)  Especially against the backdrop of all that has happened to the airline industry in the past three years, failing to bring the Company’s industry-leading retiree benefit costs down to competitive levels would be a disservice to all the stakeholders who have made so many substantial contributions to the Company’s reorganization to date, and would suggest to the ATSB and exit financiers that the “song remains the same” at United.  (Id.)

2.                                      United’s Proposal Would Provide Retirees with Benefits That Are Still Above Industry Norms.

United’s proposed modifications will leave United’s retirees with benefit levels superior to those of retirees from other airlines and the vast majority of companies in other industries, especially as compared to peers who worked at companies that have declared bankruptcy since their retirements.  See pages 11-14, 24-27.

3.                                      The Risk of Retiree Claims is Far Preferable to the Risk of Not Imposing Modifications.

No case has addressed whether retirees whose health benefits are modified under Section 1114 can pursue claims for damages.  In the context of Section 1113, the only court to have squarely addressed the issue(25) ruled that “the Bankruptcy Code, as presently enacted, does not provide or recognize a remedy for damages resulting from rejection of a collective bargaining agreement under § 1113.”  In re Blue Diamond Coal Co., 147 B.R. 720, 731 (Bankr. E.D. Tenn. 1992), aff’d, 160 B.R. 574 (E.D. Tenn. 1993).  This holding applies with even greater

(25) Some cases state or imply in dicta that current employees may bring such claims.  See, e.g., Carey, 816 F.2d at 93; In re Moline Corp., 144 B.R. 75, 78-79 (Bankr. N.D. Ill. 1992), Garofalo’s, 117 B.R. at 371.

force in the context of Section 1114.  As discussed in Blue Diamond, unions can argue that Sections 365(g) and 502(g) of the Bankruptcy Code (which provide for a claim when a debtor “rejects” an executory contract) should apply when a debtor “rejects” a collective bargaining agreement under Section 1113(c).  Section 1114(g), however, does not permit the “rejection” of anything; it allows only for the “modification” of retiree benefits.  Because neither Section 365(g), 502(g) nor any other part of the Bankruptcy Code contemplates a claim for “modifications” by a debtor, the retirees have no statutory basis for any claim against United.

Even if cognizable, retiree damages claims would not significantly complicate the Company’s reorganization.  For one thing, any post-modification damages claims would be pre-petition, general unsecured claims.  See Bildisco, 465 U.S. at 531; In re Continental Airlines Corp., 901 F.2d 1259, 1265 (5th Cir. 1990).  United could also assert several affirmative defenses to rebut or limit any far-reaching damages claims.  Simply put, the retirees do not have any cognizable claims as a matter of law, and even if they do, such claims pose infinitely less of a threat to the Company’s successful reorganization than the potential denial of exit financing by the ATSB and capital markets.

4.                                      Creditors’ Claims Could Be Significantly Impaired if Retiree Medical Benefits Are Not Modified.

The absence of retiree medical benefit modifications could significantly diminish the claims of United’s creditors (including its current employees).  Industry-leading benefit costs are the antithesis to the mandate issued by the ATSB in December 2002.  Failing to address these costs would jeopardize the loan guarantees that United requires to secure exit financing and thereby threaten the value of all creditors’ claims.

5.                                      United Has Acted in Good Faith at All Times, But the Same Cannot Be Said for All of the Authorized Representatives.

United has spent the past eighteen months of its bankruptcy doing everything possible to avoid having to modify retiree medical benefits.  United looked to every aspect of its operations and to all other stakeholders before turning to its retirees.  Once United determined there was no choice but to modify retiree medical benefits, the Company did not follow the lead of many other bankrupt or financially distressed companies by terminating benefits or passing on all of the costs to retirees.  Instead, United’s proposal asks retirees to contribute only what is required to bring costs more in line with what healthy American companies pay for retiree medical benefits.

Since January 2004, one of United’s highest priorities has been trying to reach a consensual resolution with its retirees.  Notwithstanding this filing, United will continue to do everything it can to forge a negotiated outcome.  United has opened its books, made its employees and advisors available, and expressed a willingness to bargain at any time.  At this critical juncture in United’s reorganization, however, the Company cannot delay any longer in moving forward under Section 1114 to bring down the costs of retiree medical benefits and thereby emerge from Chapter 11 as a competitive and sustainable enterprise for years to come.

In contrast, the AFA in particular has done more harm to the reorganization process than simply choosing not to participate in good-faith Section 1114 negotiations and trying to disrupt the Company’s negotiations with AMFA.  The AFA’s efforts to derail United’s proposal began with the AFA’s concoction of a fictitious “May 2003” agreement not to seek Section 1114 relief and continued with false allegations by the AFA to its membership, Members of Congress and the flying public that United’s senior management had fraudulently enticed senior flight attendants to retire prior to July 1, 2003, only to “renege” on the “May 2003” agreement (which, of course, never existed).  The AFA’s efforts continued with an inflammatory motion for the appointment of an Examiner, who was charged with a far-reaching and expensive investigation into whether United was telling the truth about not having decided to pursue Section 1114 changes until after July 1, 2003.

The Examiner conducted a year’s worth of discovery in two weeks and, after turning United upside down and interviewing 35 witnesses, issued a comprehensive report establishing that United in fact did not decide to seek Section 1114 relief until either December 15, 2003 or January 6, 2004, many months after July 1, 2003.  (Examiner Report at 6, 39)  The Examiner also confirmed United’s explanation that the Company’s work on Section 1114 before July 1, 2003 was no more than “contingency planning.”  (Id. at 10-18)  The Examiner also “found no evidence to support the suggestion that United had a financial incentive to induce flight attendants to retire between May 1 and July 1, 2003.”  (Id. at 40)

The Examiner’s findings were supposed to end the public relations campaign and bring the AFA to the table.  (See Debtors’ Statement of Threshold Legal Issue at 24)  They did not.  Instead, the AFA almost immediately issued a press release proclaiming that the Examiner has supposedly confirmed that United had engaged in “bad faith bargaining” and “deception” that, in the AFA’s view, “taint[ed] the company’s request to change retiree benefits.”  (3/18/04 AFA Press Release (Ex. 32))  Then, at the outset of the Omnibus Hearing held on the following morning, counsel for the AFA pronounced United guilty of having “violate[d] their fiduciary duty to these employees” and insisted that the Company had not “been given a clean bill of health.”  (3/19/04 Hr’g Tr. at 10:7-18 (Ex. 33))  Thus, despite the AFA’s promise to this Court that a finding by the Examiner in United’s favor would put the matter of good faith during the Section 1113 negotiations to rest and allow all of the parties to devote their energies to the Section 1114 bargaining process, the AFA’s leadership only redoubled their efforts to tarnish United’s integrity.

Unfortunately, other Authorized Representatives have done little more to advance the process constructively – waiting two months before coming to the table, bombarding the Company with countless requests for information of dubious relevance and, after finally showing up for “negotiations” at the eleventh hour, delivering proposals that ran counter to the prevailing spirit of these proceedings by coming nowhere close to the savings required by the Company.  United’s stakeholders deserve better – namely, genuine good faith of the sort required by Section 1114(f) and envisioned by this Court.

VI.                                CONCLUSION.

United requires retiree medical benefit cost reductions to help secure exit financing and compete effectively against LCCs and other network carriers in today’s ever-changing airline industry, and steeply-rising fuel prices have made Section 1114 relief all the more necessary than these savings were already as of the beginning of 2004.  As difficult as this process will continue to be for United’s retirees and everyone else, modifying retiree medical benefits is necessary to support a successful reorganization.  Thus, just as United significantly reduced its costs for active labor and in many other areas, so too must United reduce its industry-leading retiree medical costs to competitive levels that satisfy the requirements of the capital markets.  Indeed, based on the sacrifices that every other significant constituency has already made toward revitalizing United, it would be unfair and inequitable not to implement United’s proposed modifications.

Dated: May 21, 2004	Respectfully submitted,

James H.M. Sprayregen, P.C.
Alexander Dimitrief, P.C.
Andrew A. Kassof
R. Christopher Heck
KIRKLAND & ELLIS LLP
200 East Randolph Drive
Chicago, Illinois 60601
	Telephone:	(312) 861-2000
	Facsimile:	(312) 861-2200

Counsel for the Debtors
and Debtors-in-Possession